Exhibit 99.2

[Translation]

Purely for Reference

CONVOCATION NOTICE OF THE 151st ORDINARY

GENERAL SHAREHOLDERS MEETING

For the Fiscal Period Ended March 31, 2005

(This document is purely for informational purposes)

SANKYO COMPANY, LIMITED

For Reference Only

(Code Number 4501)

June 3, 2005

Dear Shareholders:

SANKYO COMPANY, LIMITED

Takashi Shoda, President

5-1, Nihonbashi Honcho 3-chome,

Chuo-ku, Tokyo, Japan

CONVOCATION NOTICE OF THE 151st ORDINARY GENERAL

SHAREHOLDERS MEETING

Sankyo Company, Limited respectfully requests your attendance at the 151st Ordinary General Shareholders Meeting (“the Meeting”), which will be held as detailed below.

If you are unable to attend the Meeting, you may exercise your voting rights by either method detailed below. After reviewing the reference materials contained herein, please exercise your voting rights by June 28, 2005.

Best regards.

To Exercise Voting Rights by Mail

Please indicate whether you agree or disagree with the proposals, affix your seal on the enclosed CARD FOR EXERCISE OF VOTING RIGHTS, and return it to us.

To Exercise Voting Rights via the Internet

If you wish to exercise your voting rights via the Internet, please see page 73 for detailed instructions.

1.	Date and Time:	June 29, 2005, Wednesday at 10 a.m.
2.	Place:	5-1, Nihonbashi Honcho 3-chome, Chuo-ku, Tokyo, Japan Conference Room at the Company’s Headquarters
3.	Purpose of the Meeting:
Matters to be reported:

1.      Reports on the Business Report, the Consolidated Balance Sheet, and the Consolidated Statement of Income for the 151st Fiscal Year (from April 1, 2004 to March 31, 2005) as well as reports on their audit results

2.      Reports on the Balance Sheet and the Statement of Income for the 151st Fiscal Year (from April 1, 2004 to March 31, 2005)

Proposals:
	First Agenda Item:	Approval of Proposal for the Appropriation of Retained Earnings of the 151st Fiscal Year
	Second Agenda Item:	Establishment of a Holding Company through a Stock Transfer (A summary of this agenda item is given in the Section “Reference Documents for Exercising Voting Rights” on pages 36 to 68)
	Third Agenda Item:	Election of Nine (9) Directors
	Fourth Agenda Item:	Payment of Retirement Allowances to Retired Directors
	Fifth Agenda Item:	Amendment of the Amount of Remuneration for Directors and Corporate Auditors

(If attending the Meeting in person, please hand in the enclosed Card for Exercise of Voting Rights at the reception desk.)

(Attachment)

Business Report

(From April 1, 2004 to March 31, 2005)

1. Review of Operations

(1) Operational Progress and Results

A global trend to rein in medical expenses and consumers’ growing desire for healthier lifestyles are placing ever increasing demands on pharmaceutical companies to deliver higher quality products. Within the Japanese pharmaceutical industry, the disparities between the winners and losers are becoming ever more apparent, and the market is evolving into an environment where only the strongest will survive.

Globalization and borderless markets are contributing to the unprecedented pace of change in the business environment. No longer is it sufficient to seek solutions on a day-to-day tactical level. The Sankyo Group must make far-reaching decisions encompassing the entire scope of the essential part of our businesses.

Against this backdrop, the Sankyo Group worked to realize its management vision of achieving Group sales of ¥1 trillion, an operating income ratio of 20% or more, and an ROE of 10% or more by fiscal 2010 by focusing on its pharmaceutical operations and moving forward with the reinforcement of its management foundation and growth strategies for pharmaceutical operations. To gain the competitive edge needed to thrive in the global market, on February 25, 2005, the Company and Daiichi Pharmaceutical Co., Ltd., entered into a basic agreement to integrate their businesses.

With respect to consolidated results for the fiscal year under review, net sales declined 1.4% from the previous fiscal year, to ¥587,830 million, operating income retreated 11.1%, to ¥84,925 million, ordinary income decreased 12.2%, to ¥82,506 million, and net income increased 11.2%, to ¥48,282 million.

Despite substantial growth in sales of the antihypertensive agent olmesartan that reflected the drug’s May 2004 introduction in Japan and expanded sales in Europe and the United States—where it is marketed as Benicar® (in the United States) and Olmetec® (in Europe and Japan)—sales of pharmaceuticals lost ground due to the withdrawal from the medical device business and a marked decline in sales of the mainstay antihyperlipidemic agent Mevalotin® owing to the expiration of the Company’s patent for this agent in Europe, national health insurance (NHI) drug price revisions, and intensifying competition in Japan and overseas. Both operating and ordinary income declined, primarily due to lower sales and a rise in selling, general and administrative expenses stemming from increased investment aimed at bolstering the sales of overseas subsidiaries. Net income, however, rose as a result of a major increase in extraordinary profit attributable mainly to gain from the sale of land on the site of the Company’s former Tanashi Plant and an improvement in the effective corporate tax rate due to reduced losses at overseas subsidiaries, which offset the posting of an impairment loss resulting from the early application of asset impairment accounting as an extraordinary loss.

Consolidated sales for the fiscal year under review in the pharmaceuticals segment totaled ¥455,633 million, edging down 2.6% from the previous fiscal year. The Company continues to face a challenging operating environment in this segment over the medium term, compounded by the impact of expiration of the Company’s patent for the mainstay product Mevalotin® in Japan and Europe, and intensified competition from competitive products and the upcoming expiration of the patent in fiscal 2006 in the United States.

Sales of pharmaceuticals thus lost ground, owing to the Company’s withdrawal from medical device operations and a decline in sales of the mainstay product Mevalotin® stemming from national health insurance (NHI) drug price revisions and the impact of competitive products, which outweighed Sales from the May 2004 launch of Olmetec® in Japan.

Sales of health care products were up, thanks in part to the strong showing of Lamisil® AT, a switch OTC product for the treatment of athlete’s foot and ringworm licensed from Novartis Pharma K.K. in February 2004, in a lackluster market, despite the sluggish growth of the hearth care market.

In the United States, sales of the antihyperlipidemic agent Benicar® and the diuretic/olmesartan combination Benicar® HCT grew, thanks to the co-promotion efforts of Sankyo Pharma Inc. (SPI) and Forest Laboratories, Inc. In addition, Luitpold Pharmaceuticals, Inc., saw a steady climb in sales of the antianemia agent Venofer®.

In Europe, the Sankyo Pharma GmbH (SPG) Group recorded expanded sales, encouraged by successive launches of Olmetec® throughout Europe and strong showings by products licensed in from Novartis Pharma AG.

Operating income was down, mainly due to lower sales of Mevalotin® and an increase in selling, general and administrative expenses stemming from increased investments aimed at bolstering sales at SPI and the SPG Group.

Consolidated sales for the fiscal year under review in the other segment rose 1.6%, to ¥134,843 million. Although improved corporate earnings spurred growth in capital investment and consumer spending edged up, market conditions remained tough amid an uncertain economic outlook, and increasingly fierce corporate competition. In this setting, Wakodo Co., Ltd., saw an expansion in sales of dried milk for infants, and Nippon Nyukazai Co., Ltd., saw a rise in sales of glycol products. In addition, Sankyo Agro Co., Ltd., and Sankyo Lifetech Co., Ltd., which were split into separate companies from the Company on April 1, 2003, recorded steady growth in sales.

Operating income rose as a result of ongoing efforts to improve operational efficiency through cost control and other measures.

During the fiscal year under review, the Company also took steps to increase its focus on its pharmaceutical business, transferring all of the shares of Sankyo Trading Co., Ltd., and entering into agreements to transfer all of the shares of Nippon Daiya Valve Co., Ltd., and all of the businesses of Sankyo Foods Co., Ltd.

As for research and development (R&D), consolidated R&D expenditures for the fiscal year under review totaled ¥86,551 million (14.7% of net sales), which were primarily related to pharmaceutical operations.

The Company’s principal global development products include CS-747 [Phase III (U.S. and Europe); Phase I (Japan)], a treatment for ischemic disease being jointly developed with the Eli Lilly and Company; CS-505 [Phase II/III (U.S. and Europe); Phase I preparations (Japan)], an anti-arteriosclerotic agent being developed in-house; CS-011 [Phase II (U.S. and Europe); Phase I preparations (Japan)], an antidiabetic agent being developed in-house; CS-917 [Phase II (U.S. and Europe)], an antidiabetic agent being jointly researched with Metabasis Therapeutics, Inc.; and Fidarestat® [Phase III preparations (U.S. and Europe)], a diabetic neuropathy agent being jointly developed with Sanwa Kagaku Kenkyusho Co., Ltd.

The Company has given top priority to the development of two of these agents—CS-747 and CS-505. In August 2004, the results of Phase II trials of CS-747 (generic name: prasugrel) showing the agent to have a safety profile similar to that of the standard treatment clopidogrel were presented at an European Society of Cardiology meeting in Munich, Germany. In addition, in March 2005, comparison data from early clinical trials of CS-747 comparing the agent to clopidogrel were presented at an American College of Cardiology meeting in Orlando, Florida. In these trials, CS-747 demonstrated more than ten times greater inhibition of platelet aggregation, quicker onset (more rapid effect), and more consistent action than clopidogrel. On the basis of results obtained to date, we are proceeding with Phase III trials to demonstrate the superiority of CS-747 over clopidogrel. Turning to CS-505, three clinical trials of this agent are currently in progress. As a first-in-class treatment, CS-505 has great potential provided that these trials produce promising results. In Fall 2005, we plan to present results from Phase II trials of CS-505 at an international academic conference.

In addition, the Company is focusing on the life cycle management of such products as Olmesartan® and Loxonin®.

(2) Capital Investment of Sankyo Group

During the fiscal year under review, capital expenditures for the Group amounted to ¥28,661 million, mainly for the construction of a new office at the Research & Development Center in Shinagawa.

(3) Fund Procurement of Sankyo Group

With respect to the Group’s financing activities, there is no particular item that we should describe.

(4) Issues to be Addressed for the Sankyo Group

Amid increasingly competitive conditions in Japan and overseas spurred by globalization and borderless markets, the Company continues to face a challenging operating environment over the medium term, compounded by the upcoming expiration of the Company’s patent for the mainstay product Mevalotin® in fiscal 2006 in the United States and intensifying competition around Mevalotin® in Japan.

Against this backdrop, on February 25, 2005, the Company and Daiichi Pharmaceutical Co., Ltd. entered into a basic agreement to integrate their businesses. This proactive management decision will facilitate the early achievement of Group sales of ¥1 trillion, an operating income ratio of 20%, or more, and an ROE of 10% or more by fiscal 2010—targets set out in the management vision.

Issues to be mainly addressed are as follows:

1) Realizing the Business Integration with Daiichi Pharmaceutical Co., Ltd.

On February 25, 2005, the Company and Daiichi Pharmaceutical Co., Ltd. concluded a basic agreement to integrate their businesses. On May 13, 2005, the Company and Daiichi Pharmaceutical Co., Ltd. signed a business integration agreement. Subject to approval at the Company’s 151st Ordinary General Shareholders Meeting to be held on June 29, 2005, Sankyo and Daiichi plan to establish the joint holding company DAIICHI SANKYO COMPANY, LIMITED, on September 28, 2005. In addition, the Company and Daiichi Pharmaceutical Co., Ltd. aim to integrate their pharmaceutical operations into the joint holding company in or around April 2007. Through the integration, we aim to strengthen R&D capabilities, enhance the development pipeline, bolster domestic sales strength, achieve expanded corporate strategy options via increased scale, improve operational efficiency, and enhance human resources.

2) Maximizing Sales of the Antihypertensive Agent Olmesartan

Sales of the Company’s strategic global product olmesartan, an antihypertensive agent sold as Benicar® in the United States and Olmetec® in Europe and Japan, are showing steady growth. The product was first brought to market in the United States and Germany in 2002 and is currently offered in 27 countries around the world. Olmesartan was launched in Japan on May 11, 2004, and we expect its sales expansion after May 2005 when restriction on its administration term is lifted. Sankyo is redoubling its efforts to maximize global sales of the product by way of utilizing Sankyo Group’s network and forming an affiliation in the area other than the United States and Europe.

3) Reinforcement of the Development Pipeline Management

A robust development pipeline is crucial to emerging as a winner in the face of global competition. Sankyo Group established three global organizations in fiscal 2003 to bolster pipeline management.

I.	The Global R&D Management Committee (GRDMC) makes decisions regarding investment and resource allocation within R&D units and prioritizes drugs in the pipeline.
II.	The Global Licensing Committee (GLC) makes decisions regarding policies and strategies for such licensing matters as acquiring and leveraging the resources of other companies.
III.	The Global Marketing Management Committee (GMMC) formulates strategies to extend the life cycles of developing and existing products from the view point of global marketing.

These three committees all operate from a global perspective and gather at product strategy conferences to ensure that the Sankyo Group’s pipeline is optimized.

4) Putting the Emphasis on Performance and Roles

In fiscal 2003, the Company introduced a new personnel system for managerial-level staff to motivate both the individual and the organization. This system clarifies the roles of employees and appropriately links performance to compensation. In October 2004, we expanded this personnel system to include all employees.

We also divided the Company into individual organizational units that are accountable for given functions, such as, marketing, R&D, or supply chain activities, and delegated responsibility and authority for operations in their particular areas to the units. This enables each unit to make autonomous decisions and take swift action. In addition, the Company introduced a performance management system to track unit performance to ensure that management resources are effectively invested in units.

5) Strengthening Group Internal Functions

To heighten the competitiveness of the entire Sankyo Group, we are restructuring functions related to pharmaceutical operations. In April 2004, we established a Supply Chain Management Division to oversee procurement, production, and related functions. We also realigned headquarters functions, establishing a Corporate Division to handle strategic functions and a Business Operation Division to manage routine functions. These initiatives are designed to create an organization that is clearly partitioned by function and to thereby strengthen functions within the Group and enhance cost-competitiveness. In addition, the Company has outsourced its information system operations to Hitachi, Ltd., and will establish a joint company with the Hitachi Group for the provision of information system services.

6) Reexamining Non-Pharmaceutical Operations

In order to concentrate management resources in pharmaceutical operations, we are restructuring our non-pharmaceutical operations within the Group. In fiscal 2003, we spun off the Crop Protection Division and the Special Merchandise Division and moved forward with the realignment and consolidation of Group companies, withdrawing from operations handling such medical devices as diagnostic reagents and reagents for clinical test. In addition, in fiscal 2004 the Company transferred all of the shares of Sankyo Trading Co., Ltd., and decided to sell all of its shares in Nippon Daiya Valve Co., Ltd., and transfer all of the businesses of Sankyo Foods Co., Ltd. Going forward, the Company will focus further on its pharmaceutical operations.

(5) Corporate Governance

The Sankyo Group places emphasis on establishing a structure to meet expectations of all stakeholders including our shareholders by way of creating management systems that facilitate rapid, flexible response to changes in the business environment and ensuring the transparency of its operations. Specific initiatives to strengthen corporate governance are described below.

1) Management Structure

The Company’s Board of Directors is devoted to making decisions related to management strategies and other important issues as well as supervising business operations. To reinforce the supervisory functions of general executive operations, enhance transparency, and create a management framework better equipped to rapidly address global issues, the Company appoints one director from the Company’s U.S.-based subsidiary Sankyo Pharma Inc., and two directors from outside the Group to its Board of Directors. In addition, four corporate auditors, including outside auditors, make up the Board of Corporate Auditors, which audits the legality and soundness of the Company’s operations.

2) Corporate Officer System

Corporate Officers are appointed by the Board of Directors to perform specific business operations for a period of one year under the supervision of a representative director. This system clarifies Directors’ responsibilities in connection with management decision-making and the auditing of business operations and Corporate Officers’ responsibilities in connection with business operations.

3) Nomination Committee and Compensation Committee

The Company has a Nomination Committee and a Compensation Committee, although they are not statutorily required, to improve the transparency of management. The Nomination Committee discusses the appointment and removal of Board Members and Corporate Officers as well as promotions and demotions of Corporate Officers, and reports its findings to the Board. The Compensation Committee reviews and establishes a policy for compensation and individual compensation packages for Board Members and Corporate Officers.

4) Compliance

To ensure strict compliance with laws and adherence to ethics, we have introduced the Sankyo Compliance Program and provide ongoing education and training for directors and employees in these areas. In addition, the Company established the Environmental & Compliance Program Management Department in April 2004 as part of the reinforcement of headquarters’ functions. As a company involved with human life, we are committed to maintaining high ethical standards and building a business culture that emphasizes the corporation’s social responsibilities.

(6) Operating Results

1. Consolidated Results

(Millions of yen, unless otherwise stated)

	Fiscal 2001 (148th)	Fiscal 2002 (149th)	Fiscal 2003 (150th)	Fiscal 2004 (151st)
Net Sales	548,893	569,927	596,345	587,830
Net Income	38,795	33,845	43,411	48,282
Net Income per Share (Yen)	85.76	75.85	98.57	111.78
Total Assets	916,305	915,792	927,244	976,230

Notes:

1.	Net income per share is calculated based on the average number of shares during the fiscal year. The average number of shares during each fiscal year is calculated after excluding treasury stock.
2.	Effective the 149th fiscal year, net income per share is calculated in accordance with Accounting Standard No. 2, “Accounting Standard for Earnings per Share,” and Accounting Standard Implementation Guidance No. 4, “Implementation Guidance on Accounting Standard for Earnings per Share,” issued by the Accounting Standards Board of Japan (ASBJ).

2. Non-consolidated Results

(Millions of yen, unless otherwise stated)

	Fiscal 2001 (148th)	Fiscal 2002 (149th)	Fiscal 2003 (150th)	Fiscal 2004 (151st)
Net Sales	413,198	402,556	376,677	340,091
Net Income	46,668	37,586	56,240	37,548
Net Income per Share (Yen)	103.16	84.87	128.47	87.23
Total Assets	836,726	835,763	842,792	869,575

Notes:

1.	Net income per share is calculated based on the average number of shares during the fiscal year. The average number of shares during each fiscal year is calculated after excluding treasury stock.
2.	Effective the 149th fiscal year, net income per share is calculated in accordance with Accounting Standard No. 2, “Accounting Standard for Earnings per Share,” and Accounting Standard Implementation Guidance No. 4, “Implementation Guidance on Accounting Standard for Earnings per Share,” issued by the Accounting Standards Board of Japan (ASBJ).

2. Outline of the Business of the Sankyo Group and Sankyo (As of March 31, 2005)

(1) Main Business of the Sankyo Group

The Sankyo Group is comprised of 55 companies including Sankyo Company, Limited, and its 51 subsidiaries and 3 affiliates. The Group’s primary business is the manufacture and sale of pharmaceuticals. The Group also engages in the manufacture and sale of food products, agricultural chemicals, veterinary drugs, fine chemicals, etc.

(2) Main Branches, Plants and Laboratories of the Sankyo Group

Sankyo Company, Limited

Headquarters: (Chuo-ku, Tokyo, Japan)

Branches: Sapporo Branch, Tohoku Branch I (Miyagi), Tohoku Branch II (Miyagi), Tokyo Branch I, Tokyo Branch II, Saitama Branch, Chiba Branch, Yokohama Branch, Kitakanto Branch (Tokyo), Koshinetsu Branch (Tokyo), Tokai Branch I (Aichi), Tokai Branch II (Aichi), Osaka Branch I, Osaka Branch II, Kobe Branch, Kyoto Branch, Hokuriku Branch (Ishikawa), Chugoku Branch I (Hiroshima), Chugoku Branch II (Okayama), Shikoku Branch (Kagawa), Kyushu Branch I (Fukuoka), Kyushu Branch II (Fukuoka), Kyushu Branch III (Fukuoka)

Plants: Onahama Plant (Fukushima), Hiratsuka Plant (Kanagawa), Odawara Plant (Kanagawa), and Osaka Plant(Osaka)

Laboratories: Medicinal Chemistry Research Laboratories (Tokyo), Biomedical Research Laboratories (Tokyo), Pharmacology & Molecular Biology Research Laboratories (Tokyo), Biological Research Laboratories (Tokyo), Pharmacodynamics Research Laboratories (Tokyo), Drug Metabolism & Pharmacokinetics Research Laboratories (Tokyo), Lead Discovery Research Laboratories (Tokyo and Ibaraki), Medicinal Safety Research Laboratories (Tokyo and Shizuoka), Pharmaceutical Development Laboratories (Tokyo and Kanagawa), Process Development Laboratories (Kanagawa and Fukushima), and Analytical & Quality Evaluation Research Laboratories (Tokyo and Kanagawa)

Wakodo Co., Ltd.

Headquarters: (Chiyoda-ku, Tokyo, Japan)

Branches: Tokyo Branch, Nagoya Branch, Osaka Branch, Fukuoka Branch

Plants: Tokyo Plant, Tochigi Plant, Shizuoka Plant

Research Laboratories: (Tokyo)

Fuji Flour Milling Co., Ltd.

Headquarters: (Shizuoka-shi, Shizuoka, Japan)

Branches: Tokyo Branch, Shizuoka Branch, Nagoya Branch, Osaka Branch

Plants: (Shizuoka)

Sankyo Organic Chemicals Co., Ltd.

Headquarters: (Kawasaki-shi, Kanagawa, Japan)

Nippon Nyukazai Co., Ltd.

Headquarters: (Chuo-ku, Tokyo, Japan)

Sankyo Agro Co., Ltd.

Headquarters: (Bunkyo-ku, Tokyo, Japan)

Sankyo Lifetech Co., Ltd.

Headquarters: (Bunkyo-ku, Tokyo, Japan)

Sankyo Pharma GmbH

Headquarters: (Germany)

Sankyo Pharma Inc.

Headquarters: (The United States)

Luitpold Pharmaceuticals, Inc.

Headquarters: (The United States)

(3) Status of Shares

1) Total Number of Shares

Total Number of Shares Authorized to be Issued: 1,168,099,000

Total Number of Shares Issued: 439,498,765

2) Number of Shareholders: 40,050

3) Major Shareholders

Name of Shareholders	Shareholders’ Investment in the Company		The Company’s Investment in Major Shareholders
	Number of Shares Held (thousand shares)	Ratio of Share Contribution (%)	Number of Shares Held (thousand shares)	Ratio of Share Contribution (%)
The Master Trust Bank of Japan, Ltd. (trust account)	41,196	9.37	—	—
Japan Trustee Services Bank, Ltd. (trust account)	31,118	7.08	—	—
Nippon Life Insurance Company	25,651	5.83	—	—
Mizuho Corporate Bank, Ltd.	8,591	1.95	—	—
State Street Bank & Trust Co. 505103	8,196	1.86	—	—
Shizuoka Bank, Limited	6,890	1.56	9,343	1.29
Kureha Chemical Industry Co. Ltd.	6,337	1.44	5,830	3.05

Notes:

1.	The number of shares held and ratio of share contribution are rounded down to the nearest identified unit.
2.	The number of shares held by trust banks includes shares held relating to trust business.
3.	The Company owns 10,485.62 ordinary shares (0.08%, ratio of share contribution) and 5,000 preferred shares in Mizuho Financial Group, Inc. Mizuho Corporate Bank, Ltd., is a wholly owned subsidiary of Mizuho Holdings, Inc., which is a wholly owned subsidiary of Mizuho Financial Group, Inc.
4.	The Company owns 9,990,256 ordinary shares as treasury stock but has not been included in the list of major shareholders above since these shares do not have voting rights. (There are an additional 1,000 shares of treasury stock that are in the name of the Company, but not actually in its possession.)

4) Acquisition, Disposition, and Holdings of Treasury Stock

(a) Shares Acquired:

Ordinary Shares	34,142
Total Acquisition Amount	¥76,805,311

(b) Shares Disposed of: N/A

(c) Shares Annulled: N/A

(d) Treasury Stock Held at the End of the Fiscal Year:

Ordinary Shares	9,990,256

Note: The Company held 9,956,114 ordinary shares of its treasury stock as of March 31, 2004.

5) Status of New Share Option Rights

i) Status of Outstanding New Share Option Rights

(A) First round of new share option rights issued (based on a resolution passed on June 27, 2002)

• Number of new share option rights: 2,440 (100 ordinary shares per new share option right)

• Class of share and the number of shares covered by new share option rights: 244,000 ordinary shares

• Par value of new share option rights: Zero

(B) Second round of new share option rights issued (based on a resolution passed on June 27, 2003)

• Number of new share option rights: 3,420 (100 ordinary shares per new share option right)

• Class of share and the number of shares covered by new share option rights: 342,000 ordinary shares

• Par value of new share option rights: Zero

(C) Third round of new share option rights issued (based on a resolution passed on June 29, 2004)

• Number of new share option rights: 3,760 (100 ordinary shares per new share option right)

• Class of share and the number of shares covered by new share option rights: 376,000 ordinary shares

• Par value of new share option rights: Zero

ii) Issue of New Share Option Rights under Terms That Are Advantageous to Individuals other than Shareholders during the Fiscal Year under Review

In accordance with a resolution made at the Board of Directors Meeting held on June 29, 2004, the Company issued without compensation, new share option rights as stock options to Directors and Corporate Officers on July 1, 2004, as follows.

• Total number of new share option rights issued: 3,760 (100 ordinary shares per new share option right)

• Class of share and the number of shares covered by new share option rights: 376,000 ordinary shares

• Par value of new share option right: Zero

• Amount paid when a new share option right is exercised: ¥2,365

• New share option rights exercise period: July 1, 2004, to June 30, 2014

• Conditions on exercising new share option rights:

(a) Persons allocated new share option rights may exercise said rights even after vacating the position of Company Director or Corporate Officer. However, Directors who are removed from the position of Director by a resolution of the Shareholders Meeting and Corporate Officers who are removed from the position of Corporate Officer by a resolution of the Board of Directors’ Meeting, shall forfeit all new share option rights.

(b) In the event of a share option right holder’s death, the legal heir(s) may exercise said option rights within a period of six months after the legal declaration of death (only within the exercise period).

(c) Other conditions to be applied are those prescribed in the “Contract of New Share Option Rights” as concluded between the Company and relevant Directors and Corporate Officers on the basis of resolutions of Shareholders Meetings and the Board of Directors.

• Reasons and conditions for the retirement of new share option rights

(a) New share option rights may be retired free of charge under the following conditions: a resolution is approved at a Shareholders Meeting regarding (1) a merger contract that dissolves the Company or (2) the conversion of the Company to a wholly owned subsidiary through (A) an exchange of shares or (B) the transfer of the Company’s shares.

(b) If new share option rights cannot be exercised subject to the conditions detailed in “Conditions on Exercising New Share Option Rights,” the new share option rights may be retired free of charge.

• Advantageous terms

New share option rights have been issued without compensation to the Company’s Directors and Corporate Officers.

• New share option right holders and number of new share option rights held

Company	Directors (total of 9 Directors, 1,510 new share option rights)

Tetsuo Takato	320
Takashi Shoda	320
Hideho Kawamura	160
Yukio Sugimura	160
Yasuhiro Ikegami	160
Teruaki Orita	150
John C. Alexander	80
Kunio Nihira	80
Katsuyuki Sugita	80

Company	Corporate Officers (total of 21, Corporate Officers, 2,250 new share option rights)

Koichiro Yamaguchi	150
Koichi Hirai	150
Akihiko Ozawa	150
Kunio Okita	140
Naochika Matsunuma	140
Kazuhiko Tanzawa	140
Takeshi Yamashita	140
Kanichi Nakamura	140
Akio Ozaki	140
Takashi Furusho	80
Akio Ohno	80
Hiroyoshi Horikoshi	80
Shoji Otani	80
Hitoshi Matsuda	80
Akira Morita	80
Makoto Yamada	80
Hikaru Nagata	80
Yutaka Kato	80
Takashi Yoshino	80
Masaru Ikeda	80
Hideyuki Haruyama	80

(4)	Employees

1. Group Employees

Number of Employees	Year-on-Year Change
11,444	(76)

Note: The number of employees does not include that of employees temporarily transferred to other groups, but does include that of employees temporarily transferred to Sankyo Group from other groups.

2. Sankyo Company, Limited, Employees

Number of Employees	Year-on-Year Change	Average Age	Average Years of Service
5,330	(71)	39.1	16.4

Note: The number of employees does not include that of employees temporarily transferred to other companies, but does include that of employees temporarily transferred to the Company from other companies.

(5)    Corporate Consolidation

1) The Status of Major Subsidiaries:

(Millions of yen, unless otherwise stated)

Name of Subsidiary	Capital	Voting Rights Percentage (%)			Main Business
		Direct	Indirect	Total
Wakodo Co., Ltd.	2,918	60.90	0.66	61.56	Manufacture and marketing of milk products and food, etc.
Fuji Flour Milling Co., Ltd.	500	66.18	0.37	66.55	Manufacture and marketing of flour, feed, and food, etc.
Sankyo Organic Chemicals Co., Ltd.	300	93.39	—	93.39	Manufacture and marketing of fine chemicals, pharmaceutical intermediates, etc.
Nippon Nyukazai Co., Ltd.	300	100.00	—	100.00	Manufacture and marketing of fine chemicals, etc.
Sankyo Chemical Industries, Ltd.	65	100.00	—	100.00	Manufacture and marketing of pharmaceutical intermediates, fine chemicals, etc.
Sankyo Agro Co., Ltd.	350	100.00	—	100.00	Manufacture and marketing of agrochemicals, etc.
Sankyo Lifetech Co., Ltd.	300	100.00	—	100.00	Manufacture and marketing of food additives, and veterinary drugs, etc.
Sankyo Pharma GmbH	16 Million euros	100.00	—	100.00	Research and Development, manufacture and marketing of pharmaceuticals
Sankyo Pharma Inc.	20.1 Million U.S. dollars	100.00	—	100.00	Research and Development, and marketing of pharmaceuticals
Luitpold Pharmaceuticals, Inc.	0.2 Million U.S. dollars	—	100.00	100.00	Manufacture and marketing of pharmaceuticals

2) Status of Business Combination

All of the shares of Sankyo Trading Co., Ltd., which is within the scope of consolidation as of the previous fiscal year under review (April 1, 2004 to March 31, 2005) were sold in May 2004. In addition, the Company sold all of the shares of the consolidated subsidiary Nippon Daiya Valve Co., Ltd., in April 2005, and intends to transfer all of the businesses of Sankyo Foods Co., Ltd., in July 2005. Furthermore, in April 2005, Kyushu Sankyo Co., Ltd., split a part of its business and transferred it to Sankyo Agro Co., Ltd.

3) The Results of Business Combination

The Company has 37 consolidated subsidiaries, including the above 10 major subsidiaries. Consolidated net sales totaled ¥587,830 million, a year-on-year decrease of 1.4%. Consolidated net income was ¥48,282 million, up 11.2% compared with the previous fiscal year.

4) Major Alliances

a) Licensing-out of technology

Licensor	Licensee	Country	Details
Sankyo Co., Ltd.	Pfizer Inc.	U.S.A.	Technology related to cephalosporin, an oral antibiotic preparation
Sankyo Co., Ltd.	Bristol-Myers Squibb Company	U.S.A.	Technology related to enzyme HMG-CoA reductase inhibitor, an antihyperlipidemic agent
Sankyo Co., Ltd.	Aventis Pharma S.A.	France	Technology related to cephalosporin, an oral antibiotic preparation
Sankyo Co., Ltd.	Sandoz GmbH	Austria	Technology related to cephalosporin, an oral antibiotic preparation
Sankyo Co., Ltd.	Eli Lilly and Company	U.S.A.	Technology related to CS-747, a platelet anticoagulation agent
Sankyo Co., Ltd.	Daewoong Pharmaceutical Co., Ltd.	Korea	Technology related to olmesartan, an antihypertensive agent
Sankyo Co., Ltd.	Pfizer Inc.	U.S.A.	Technology related to olmesartan, an antihypertensive agent
Sankyo Co., Ltd.	Novartis Pharma AG	Switzerland	Technology related to CS-526, a new antiulcer agent
Sankyo Co., Ltd.	F. Hoffmann- La Roche Ltd.	Switzerland	Technology related to CS-023, a parenteral - carbapenem antibacterial agent
Sankyo Lifetech Co., Ltd. (consolidated subsidiary)	Novartis Animal Health	Switzerland	Technology related to milbemycin, a veterinary anthelmintic
Sankyo Pharma GmbH (consolidated subsidiary)	Menarini Co., Ltd.	Italy	Technology related to olmesartan, an antihypertensive agent

b) Distribution agreement and other

Sankyo Co. Ltd./ Group Company	Partner(s)	Country	Details
Sankyo Co., Ltd.	Kureha Chemical Industry Co., Ltd.	Japan	Exclusive distribution rights to sell Kureha’s anti-malignant tumor medicine Krestin® in Japan
Exclusive distribution rights to sell Kureha’s agent for chronic renal failure, Kremezin®, in Japan
Exclusive distribution rights to sell and exclusive rights to develop Kureha’s agent for chronic renal failure, Kremezin®, in China
Sankyo Co., Ltd.	Nippon Boehringer Ingelheim Co., Ltd.	Japan	Sales of Alesion®, an anti-allergic agent, in Japan
Sankyo Co., Ltd.	Kowa Co., Ltd.	Japan	Joint sales of the antihyperlipidemic agent Livalo® in Japan
Joint sales of the antihypertensive agent Olmetec® (olmesartan) in Japan
Sankyo Co., Ltd.	Kowa Co., Ltd., Nissan Chemical Industries Co., Ltd.	Japan	Development and sales of the antihyperlipidemic agent NK-104 in the U.S.
Sankyo Co., Ltd.	Ajinomoto Co., Ltd.	Japan	Sales of Fastic®, a fast-acting agent that lowers blood-sugar after meals, in Japan.
Sankyo Co., Ltd.	Sanwa Kagaku Kenkyusho Co., Ltd.	Japan	Joint development of and exclusive distribution rights for Fidarestat®, a treatment for diabetic neuropathy
Joint sales of the antihypertensive agent Olmetec® (olmesartan) in Japan
Sankyo Co., Ltd.	Aventis Pharma S.A.	France	Sales of the oral ketolide antibacterial agent Ketek® in Japan
Sankyo Co., Ltd.	Thai Sankyo Co., Ltd.	Thailand	Consignment production of ingredients for Kelnac®, a mucosal protective factor-enhancing antiulcer agent
Sankyo Pharma Inc. (consolidated subsidiary)	Genzyme Corporation	United States	Exclusive distribution rights to sell Sankyo’s agent for hyperlipidemia, WelChol®, in the United States
Sankyo Pharma Inc. (consolidated subsidiary)	Forest Laboratories Inc.	United States	Joint sales of the antihypertensive agent Benicar® (olmesartan) in the United States
Luitpold Pharmaceuticals, Inc. (consolidated subsidiary)	Vifor AG	Switzerland	Exclusive development and sales activities for Venofer®, a drug for treating anemia

(6) Directors and Corporate Auditors

Title	Name	Responsibility or Main Job
Chairman of the Board and Representative Director	Tetsuo Takato	Corporate Officer
President and Representative Director	Takashi Shoda	Corporate Officer
Executive Vice President and Representative Director	Hideho Kawamura	President’s Assistant; Corporate Officer Responsibility: Legal Department
Executive Vice President and Representative Director	Yukio Sugimura	President’s Assistant; General Manager, Research & Development Headquarters; Corporate Officer
Executive Vice President and Representative Director	Yasuhiro Ikegami	President’s Assistant; General Manager, Pharmaceutical Division; Corporate Officer
Executive Managing Director	Teruaki Orita	Corporate Officer (President of Godo Real Estate Co., Ltd.)
Member of the Board	John C. Alexander	Global Head of R&D (President of Sankyo Pharma Development Division, Sankyo Pharma Inc.)
Member of the Board	Kunio Nihira	Chairman, Japan Traffic Management Technology Association
Member of the Board	Katsuyuki Sugita	Honorary Advisor, Mizuho Financial Group, Inc.
Corporate Auditor (full-time)	Kozo Wada
Corporate Auditor (full-time)	Masataka Yoshikawa
Corporate Auditor	Seiichi Ishii	Lawyer
Corporate Auditor	Kaoru Shimada

Notes:

1.	Of the Company’s Members of the Board, Kunio Nihira and Katsuyuki Sugita are both Outside Directors as provided for in Article 188, Paragraph 2, Item 7-2, of the Commercial Code of Japan.
2.	Of the Company’s Corporate Auditors, Kozo Wada, Seiichi Ishii, and Kaoru Shimada are outside Corporate Auditors as provided for in Article 18, Paragraph 1 of “The Law for Special Exceptions to the Commercial Code of Japan Concerning Audits, etc., of Joint Stock Corporations.”

(7) Corporate Officers (Excluding Corporate Officers Who also Serve as Members of the Board)

Title	Name	Responsibility or Main Job
Senior Executive Officer	Koichiro Yamaguchi	General Manager, Risk Management Group and Drug Safety Data QC Group Responsibility: Strategic Product Portfolio Department
Senior Executive Officer	Koichi Hirai	Manager, General Administration & Human Resources Department
Senior Executive Officer	Akihiko Ozawa	Responsibility: Business Performance Management Department and Finance & Accounting Department
Executive Officer	Kunio Okita	Responsibility: Carrying out special tasks for the Chairman
Executive Officer	Naochika Matsunuma	General Manager, Medicinal Safety Research Laboratories
Executive Officer	Kazuhiko Tanzawa	Director, R&D Strategy Department
Executive Officer	Takeshi Yamashita	Deputy General Manager, Pharmaceutical Division
Executive Officer	Kanichi Nakamura	General Manager, New Drug Development Division
Executive Officer	Akio Ozaki	General Manager, Supply Chain Management
Corporate Officer	Takashi Furusho	Responsibility: Carrying out special tasks for the Chairman
Corporate Officer	Akio Ohno	Director, Intellectual Property Department
Corporate Officer	Hiroyoshi Horikoshi	President of Sankyo Pharma Research Institute Division, Sankyo Pharma Inc.
Corporate Officer	Shoji Otani	Director, Corporate Communications Department
Corporate Officer	Hitoshi Matsuda	Director, Environmental & Compliance Program Management Department
Corporate Officer	Akira Morita	Director, Licensing Department
Corporate Officer	Makoto Yamada	General Manager, Tokyo Branch I
Corporate Officer	Hikaru Nagata	General Manager, International Business Division
Corporate Officer	Yutaka Kato	Deputy General Manager, Pharmaceutical Division; Director, Sales Administration Department; Director, After Deal Management Department
Corporate Officer	Takashi Yoshino	Director, General Administration & Human Resources Department
Corporate Officer	Masaru Ikeda	General Manager, Supply Chain Strategy Department
Corporate Officer	Hideyuki Haruyama	Director, Research Institute Responsibility: Information Technology Effectiveness Department

(8) The amount of compensation and others to Accounting Auditors

1) The Company and its subsidiaries paid ¥761 million in compensation to accounting auditors.

2) ¥60 million of the aforementioned ¥761 million in compensation paid to accounting auditors comprised fees for audit certification as provided for in Article 2, Section 1 of the Certified Public Accountant Law (Law No. 143, 1948).

3) ¥50 million of the ¥60 million in fees for audit certification comprised fees paid by the Company.

Notes:

1.	The amount in 1) includes ¥700 million paid for audit certification required for registration with the U.S. Securities and Exchange Commission.
2.	The amount in 3) includes compensation for audits based on the Law for Special Provisions for the Commercial Code concerning Audits and audits based on the Securities Exchange Law. Since it is materially impossible to separate fees for these audits, they have been grouped together in the parent company’s audit contract with the accounting auditors.

(9) Litigation

In the United States, numerous lawsuits seeking damages and other compensation were brought against Warner-Lambert Company and other pharmaceutical companies by patients who took the diabetes drug Rezulin, which had been sold until March 2000 using a compound whose generic name is troglitazone supplied by the Company. A U.S. subsidiary of the Company, Sankyo Pharma Inc., was named as a defendant in a small portion of these cases, and it is defending these cases in cooperation with Warner-Lambert. In these cases, the compensation demanded from all defendants includes claims for both compensatory and punitive damages. In connection with the costs and damages to be borne by the Company and its subsidiaries, there is a provision in the license agreement with Warner-Lambert indemnifying the Company and its subsidiaries.

CONSOLIDATED BALANCE SHEET

(As of March 31, 2005)

	Millions of yen		Millions of yen

[ASSETS]	[976,230 ]	[LIABILITIES]	[250,208	]

Current assets	606,067	Current liabilities	173,712

Cash and deposits	175,960	Trade notes and accounts payable	54,435

Trade notes and accounts receivable	162,442	Short-term bank loans	16,699

Marketable securities	146,632	Income taxes payable	16,904

Inventories	89,979	Deferred tax liabilities	689

Deferred tax assets	21,832	Accrued bonuses	13,481

Other	9,704	Allowance for sales returns	476

Allowance for doubtful accounts	(483)	Allowance for sales rebates	1,022

		Other	70,002

Fixed assets	370,163	Long-term liabilities	76,495

Tangible fixed assets	196,439	Long-term debt	3,373

Buildings and structures	111,966	Deferred tax liabilities	441

Machinery, equipment and vehicles	31,831	Retirement and severance benefits	66,843

Land	30,655	Directors’ and auditors’ retirement and severance benefits	1,830

Construction in progress	10,005	Other	4,006

Other	11,980	[MINORITY INTERESTS]	[9,434	]

Intangible fixed assets	25,026	Minority interests	9,434

Consolidation goodwill	845

Other	24,181	[SHAREHOLDERS’ EQUITY]	[716,587	]

Investments and other assets	148,696	Common stock	68,793

Investment securities	114,480	Additional paid-in-capital	66,862

Long-term loans	5,876	Retained earnings	580,514

Deferred tax assets	14,967	Valuation difference on other securities	27,857

Other	13,702	Foreign currency translation adjustments	(7,026)

Allowance for doubtful accounts	(329)	Treasury stock	(20,412)

Total assets	976,230	Total liabilities, minority interests and shareholders’ equity	976,230

Notes:

(Millions of yen)

1.	Amounts less than one million yen have been omitted.
2.	Accumulated depreciation on tangible assets	322,172
3.	Pledged assets	4,727
4.	Contingent liabilities	496
5.	Trade note discounted	561
6.	For purchased goods with a minimum volume purchase commitment, the Company may be exposed to the risk of evaluation loss due to excess inventory.
7.	Overdraft contracts and commitment line contracts.
	Overdrafts and commitments unused	72,643

CONSOLIDATED STATEMENT OF INCOME

(From April 1, 2004 to March 31, 2005)

(Millions of yen)

I. Net sales		587,830
II. Cost of sales		213,874
Gross profit		373,956
Provision for sales returns		15
Gross profit, less provision for sales returns		373,940
III. Selling, general and administrative expenses		289,015
Operating income		84,925
IV. Non-operating income
Interest income	1,178
Dividend income	2,126
Amortization of consolidation goodwill	11
Rent received	889
Other	2,219	6,425
V. Non-operating expenses
Interest expense	358
Loss on disposal of inventories	3,983
Charitable donations	737
Other	3,765	8,844
Ordinary income		82,506
VI. Extraordinary profit
Gain from sale of fixed assets	12,179
Reversal of allowance for doubtful accounts	2,026
Gain from sale of investment securities	983
Gain from sale of investments in affiliates	544
Reversal of allowance for directors’ and auditors’ retirement and severance	41	15,775
VII. Extraordinary loss
Loss on disposal of fixed assets	2,333
Loss on impairment of fixed assets	15,865
Loss on valuation of investments in affiliates	1,483
Additional retirement payment	662
Loss on valuation of investments	249
Loss on sales of investment securities	5
Loss on valuation of investment securities	4	20,603
Income before income taxes and minority interests		77,678
Income taxes	33,224
Income tax adjustment	(4,550)	28,674
Minority interests		722
Net income		48,282

Notes:

1.	Amounts less than one million yen have been omitted.
2.	Net income per share	¥111.78

Note:

Net income per share calculations are based on the following.

Net income for the fiscal year under review: 48,282 million yen

Amount not distributed to ordinary shareholders: 269 million yen

(Of this amount, profit distributed as bonuses paid to Directors and Corporate Auditors: 269 million yen)

Net income for common stock: 48,012 million yen

Average number of shares outstanding during the fiscal year under review:

429,527,836

Significant Items for the Preparation of the Consolidated Financial Statements

Scope of Consolidation

Consolidated subsidiaries:    37

The names of major consolidated subsidiaries are included in the “1) The Status of Major Subsidiaries, (5) Corporate Consolidation, 2. Outline of the Group’s Business” of the Business Report. In addition, Sankyo Trading Co., Ltd., which had been a consolidated subsidiary of the Company until the year ended March 31, 2004, has been excluded from the scope of consolidation effective the current period due to the Company’s sale of all of the shares it owns in this company held by the Company.

Since the respective totals of total assets, sales, net income (losses) in proportion to the Company’s share, and retained earnings in proportion to the Company’s share of non-consolidated subsidiaries are relatively small and thus do not have a material impact as a whole on Sankyo’s consolidated financial statements such subsidiaries are excluded from the scope of consolidation. Major non-consolidated subsidiaries include Sankyo Insurance Agency Co., Ltd., Godo Real Estate Co., Ltd., and Shanghai Sankyo Pharmaceuticals Co., Ltd.

Application of the Equity Method

The equity method is not applied to non-consolidated subsidiaries or affiliates.

Since the net income (losses) and retained earnings of the non-consolidated subsidiaries and affiliates not accounted for by the equity method are relatively small and thus do not have a material impact as a whole on the consolidated net income (losses) and consolidated retained earnings, such companies are not accounted for by the equity method. Major non-consolidated subsidiaries not accounted for by the equity method include Sankyo Insurance Agency Co., Ltd., Godo Real Estate Co., Ltd., and Shanghai Sankyo Pharmaceuticals Co., Ltd., and a major affiliate not accounted for by the equity method is Tokyo Yakugyo Kaikan Co., Ltd.

Fiscal Year- End of Consolidated Subsidiaries

The fiscal years for 18 of the Company’s overseas consolidated subsidiaries ended on December 31, 2004. Financial statements as of this date were used in the preparation of the consolidated financial statements. However, necessary adjustments for consolidation were made in those cases where important transactions took place between this date and March 31, 2005.

Matters Relating to Accounting Principles and Methods

1.	Principles and Methods of Valuation of Important Assets
(1)	Securities:

Held-to-maturity securities

Mainly the amortized cost method (straight-line method)

      Other securities

Securities with determinable market value:

Mainly the market value method based on the market value at the end of the fiscal year. Valuation differences are dealt with by means of the direct capital influx method, with the cost of securities sold calculated by the moving average method.

Securities without determinable market value:

Mainly stated at cost based on the moving average method

(2) Derivatives:	Market value method
(3) Inventories:	Mainly stated at cost determined by the weighted average method at the Company and its domestic consolidated subsidiaries. Mainly stated at the lower of cost or market determined by the weighted average method at overseas consolidated subsidiaries.

2.	Depreciation of Important Depreciable Assets

(1) Tangible Fixed Assets

The Company and its domestic consolidated subsidiaries account for property, plant and equipment by the declining balance method. However, buildings (excluding annexes) acquired on or after April 1, 1998, have been accounted for by the straight-line method. Overseas consolidated subsidiaries account for property, plant and equipment mainly by the straight-line method. The estimated useful lives of major assets are as follows:

Buildings and structures:	2 - 60 years
Machinery, equipment and vehicles:	2 - 17 years

(2) Intangible Fixed Assets

Computed by the straight-line method. Software for in-house use is amortized over the estimated useful lives (a five-year period) by the straight-line method.

3.	Recording Principles for Important Allowances

(1) Allowance for Doubtful Accounts

The Company and its consolidated subsidiaries cover the risk of credit losses by making additions to this allowance on the basis of the actual default rates for standard loans, and on an individual basis for loans considered unlikely to be repaid in full.

(2) Accrued Bonuses

To prepare mainly for the payment of employees’ bonuses, the Company and the majority of its consolidated subsidiaries make provisions based on a portion of the estimated total amount payable for the fiscal year.

(3) Allowance for Sales Returns

To prepare for sales return losses incurred after the end of the fiscal year, the Company and four of its domestic consolidated subsidiaries make the maximum possible provision calculated by the accounts receivable method as regulated by the Corporate Tax Law in Japan.

(4) Allowance for Sales Rebates

To prepare for future sales rebates, the Company records an amount calculated by multiplying the sales rebate rate for the fiscal year by the wholesaler’s inventory amounts or the accounts receivable at the end of the fiscal year.

(5) Retirement and Severance Benefits

To prepare for the payment of employees’ retirement and severance benefits, the Company and its domestic consolidated subsidiaries make provisions for an amount based on projected benefit obligation and plan assets at the end of the fiscal year. Provisions are made for six of the Company’s overseas consolidated subsidiaries in accordance with generally accepted accounting principles in the countries in question.

Prior service cost is amortized by the straight-line method over a set time period (five years), which is less than the estimated average remaining years of service of the eligible employees when the prior service cost was recognized.

At the Company itself, actuarial gain and loss are recorded when they occur. At the domestic consolidated subsidiaries, the straight-line method is used to calculate an amount to be treated as an expense during the fiscal year after the gain or loss was initially recorded. This calculation is, in turn, based upon a set time period (five years) which is less than the average remaining years of service of the eligible employees when the actuarial gain or loss was recorded.

(6) Directors’ and Auditors’ Retirement and Severance Benefits

To prepare for directors’ and auditors’ retirement and severance benefits, the Company and its domestic consolidated subsidiaries make provisions for an amount based on the total benefits required to be paid at the end of the fiscal year in accordance with internal regulations. Two overseas consolidated subsidiaries make provisions for the amount generated by the end of the fiscal year.

4.	Translation of Important Assets and Liabilities Denominated in Foreign Currencies into Yen

Monetary receivables and payables denominated in foreign currencies are converted into yen at the rates of exchange in effect at the end of the fiscal year, with translation differences treated as gains or losses. The assets and liabilities of overseas consolidated subsidiaries are converted into yen at the rates of exchange in effect at their balance sheet dates. Profits and expenses are converted into yen at the average exchange rates in effect over the period in question, with translation differences recorded under translation adjustments in the minority interests and shareholders’ equity sections of the balance sheets.

5.	Accounting Methods Pertaining to Important Lease Transactions

The same accounting treatment applied to operating leases is used for financial leases, except for those where the legal title to the underlying property is transferred from the lessor to the lessee.

6.	Important Hedge Accounting Methods

(1) Hedge Accounting Methods

Deferral hedge accounting has been adopted. Forward foreign exchange contracts that meet the criteria are accounted for by the allocation method. Interest rate swaps that meet the criteria are accounted for by the special method, as regulated in the accounting standard, as if the interest rates of the interest rate swaps were originally applied to the underlying borrowings.

(2) Hedging Methods and Hedge Accounts

Hedging methods: Forward foreign exchange contracts, interest rate swaps and call options on the Company’s common stock

Hedge accounts: Accounts payable and receivable and anticipated transactions denominated in a foreign currency, loans and stock appreciation rights (SAR)

(3) Hedging Policy

Certain consolidated subsidiaries hedge against foreign exchange rate fluctuations relating to imports and exports, interest rate risks relating to loans and fluctuations in stock prices relating to SAR. The Company and its consolidated subsidiaries do not enter into speculative derivative transactions.

(4) Methods of Assessing the Effectiveness of Hedges

Assessment of the effectiveness of hedges is conducted on the basis of the relationship between cumulative changes in the hedging methods and cumulative changes in the hedge accounts. However, with the important conditions for forward foreign exchange contracts transactions being identical, and interest rate swaps being handled by special methods, the effectiveness of the hedges is extremely high. Thus, an assessment of the effectiveness of these hedges has been omitted.

7.	Other Important Items Pertaining to the Consolidated Financial Statements

Consumption Tax Accounting Methods

Tax-excluded method has been applied to account for consumption taxes.

Valuation Methods for Assets and Liabilities at Consolidated Subsidiaries

The mark-to-market method is used to evaluate the assets and liabilities of consolidated subsidiaries.

Amortization of Consolidation Goodwill

As a general rule, consolidation goodwill is amortized over a period of five years. However, if the amount in question is minor, it is accounted for currently as a gain or loss.

Changes in Basic Policies for the Preparation of the Consolidated Financial Statements

Effective April 1, 2004, the Sankyo Group has adopted accounting standards for impairment of fixed assets (“Opinion Concerning Establishment of Accounting Standards for Impairment of Fixed Assets” issued by the Business Accounting Council of Japan on August 9, 2002) and “Implementation Guidelines for Accounting Standards for Impairment of Fixed Assets” (Financial Accounting Standards Implementation Guidelines No. 6, issued by the Accounting Standards Board of Japan on October 31, 2003), since these standards and guidelines became applicable to the consolidated financial statements for the fiscal year ended March 31, 2004. The effect of this application was to decrease income before income taxes and minority interests by 15,865 million yen. In accordance with the modification of the Regulations Concerning Consolidated Financial Statements, the accumulated impairment losses are directly deducted from the balances of related fixed assets.

Supplemental Information

In line with announcement of Practice Report No. 12 “Practical Treatment Concerning Presentation of Pro Forma Standard Taxation Portion of Enterprise Tax in Statements of Income” issued by the Accounting Standards Board of Japan on February 13, 2004, enterprise taxes levied in proportion to added value and capital, amounting to 971 million yen, were recognized as “Selling, general and administrative expenses” effective this period under this report.

NON-CONSOLIDATED BALANCE SHEET

(As of March 31, 2005)

(Millions of yen)

[Assets]	[869,575 ]	[Liabilities]	[141,581	]
Current assets	411,705	Current liabilities	87,276
Cash and deposits	133,346
Trade notes receivable	2,813	Accounts payable	25,891
Accounts receivable	101,292
Marketable securities	98,697	Accrued accounts	30,976
Finished goods	19,307	Accrued expenses	2,460
Work in process	25,846	Income taxes payable	14,802
Raw materials	8,201	Consumption tax payable	1,037
Prepaid expenses	341	Deposits received	740
Deferred tax assets	18,158	Accrued bonuses	7,908
Other receivable	2,360	Allowance for sales returns	362
Other	1,372	Allowance for sales rebates	1,022
Allowance for doubtful accounts	(34)	Other	2,074

Fixed assets	457,869
Tangible fixed assets	146,765	Long-term liabilities	54,305
Buildings	85,312	Retirement and severance benefits	53,573
Structures	7,007	Directors’ and auditors’ retirement and severance benefits	732
Machinery and equipment	17,893
Vehicles and equipment	41	[Shareholders’ equity]	[727,993	]
Tools, furniture and fixtures	7,814	Common Stock	68,793
Land	21,177
Construction in progress	7,518	Capital Surplus	66,856
		Additional paid-in capital	66,856
Intangible fixed assets	10,430
Licenses, etc.	10,430	Retained Surplus	585,580
		Legally appropriated retained earnings	13,214
Investments and other assets	300,673	Voluntary reserves	490,418
Investment securities	109,720	Reserve for special depreciation	2,536
Investment securities in subsidiaries and affiliates	116,744	Reserve for reduction in fixed assets	2,281
Investments	923	General reserve	485,600
Investments in subsidiaries and affiliates	47,751
Long-term loans receivable	10,317	Unappropriated retained earnings for the fiscal year	81,947
Long-term prepaid expenses	263
Deferred tax assets	12,485	Valuation difference on other securities	27,176
Insurance reserves	167
Security deposits	2,540	Treasury stock	(20,412)
Allowance for doubtful accounts	(240)
Total	869,575	Total	869,575

Notes:

(Millions of yen)

1.	Amounts less than one million yen have been omitted.
2.	Short-term credits to subsidiaries and affiliates	4,241
3.	Long-term credits to subsidiaries and affiliates	7,182
4.	Short-term debts to subsidiaries and affiliates	4,811
5.	Accumulated depreciation on tangible assets	239,338
6.	Other than fixed assets booked in the balance sheet, there are important fixed assets such as vehicles and computers used on lease contracts.
7.	Contingent liabilities	6,707
8.	For purchased goods with a minimum volume purchase commitment, the Company may be exposed to the risk of evaluation loss due to excess inventory.
9.	Commitment line agreement
	Commitment unused	60,000
10.	Net assets, as stipulated in Article 124, Paragraph 3, of the Enforcement Regulations of the Commercial Code of Japan, amounted to 27,176 million yen.

NON-CONSOLIDATED STATEMENT OF INCOME

(From April 1, 2004 to March 31, 2005)

(Millions of yen)

I. Net sales		340,091
II. Cost of sales		94,324
Gross profit		245,766
Provision for sales returns		22
Gross profit, less provision for sales returns		245,744
III. Selling, general and administrative expenses		181,303
Operating income		64,441
IV. Non-operating income
Interest and dividend income	3,810
Rent received	1,533
Other	1,211	6,555
V. Non-operating expenses
Loss on disposal of inventories	3,610
Charitable donations	728
Other	2,532	6,871
Ordinary income		64,124
VI. Extraordinary profit
Gain from sale of fixed assets	12,046
Reversal of allowance for doubtful accounts	2,040
Gain from sale of investment securities in subsidiaries and affiliates	1,788
Gain from sale of investment securities	957
Reversal of allowance for directors’ and auditors’ retirement and severance	40	16,872
VII. Extraordinary loss
Loss on disposal of fixed assets	1,933
Loss on impairment of fixed assets	15,879
Loss on valuation of investment securities in subsidiaries and affiliates	1,483
Additional retirement payments	348
Loss on valuation of investments	249
Loss on sale of investment securities	5	19,899
Income before income taxes		61,098
Income taxes	29,130
Income tax adjustment	(5,580)	23,549
Net income		37,548
Retained earnings carried over from the previous fiscal year		50,841
Interim dividend		6,442
Unappropriated retained earnings for the fiscal year		81,947

Notes:

(Millions of yen, unless otherwise noted)

1.	Amounts less than one million yen have been omitted.
2.	Sales to subsidiaries and affiliates	12,521
3.	Purchases from subsidiaries and affiliates	13,221
4.	Non-operating transactions with subsidiaries and affiliates	25,499
5.	Net income per share	¥87.23

Note:

Net income per share calculations are based on the following.

Net income for the fiscal year under review: 37,548 million yen

Amount not distributed to ordinary shareholders: 82 million yen

(Of this amount, profit distributed as bonuses paid to Directors and Corporate Auditors: 82 million yen)

Net income for common stock: 37,466 million yen

Average number of shares outstanding during the fiscal year under review: 429,527,836 shares

Significant Accounting Policies

1.	Held-to-maturity securities are amortized or accumulated to face value. Investment securities in subsidiaries and affiliated companies are stated at cost based upon the moving-average method. Other securities with a determinable market value are carried at market value at the end of the fiscal year (unrealized gains and losses, net of taxes, are recognized in shareholders’ equity, and the cost of securities sold is computed based upon the moving-average method). Other securities without a determinable market value are carried at cost based on the moving-average method.
2.	Inventories are stated at cost. Cost is determined by the average method.
3.	The depreciation of tangible fixed assets is calculated by the declining-balance method based on the estimated useful lives of the respective assets. However, the straight-line method is used for buildings (excluding annexes) acquired on or after April 1, 1998.

Estimated useful lives of major assets are as follows:

Buildings: 2-50 years

Machinery and equipment: 2-17 years

The depreciation of intangible fixed assets is calculated by the straight-line method.

Software for in-house use is amortized over the estimated useful life (a five-year period) by the straight-line method.

4.	Monetary receivables and payables denominated in foreign currencies are translated into yen at the rates of exchange in effect at the end of the fiscal year, with translation differences treated as gains or losses.
5.	The methods for accounting for significant allowances are as follows:

Allowance for doubtful accounts:

The Company covers the risk of credit losses by making additions to this allowance on the basis of the actual default rates for standard loans, and on an individual basis for loans considered unlikely to be repaid in full.

Accrued bonuses:

To prepare for the payment of employees’ bonuses, the Company makes provisions based on a portion of the estimated total amount payable for the fiscal year.

Allowance for sales returns:

To prepare for sales return losses incurred after the end of the fiscal year, the Company makes the maximum possible provision calculated by the accounts receivable method as regulated by the Corporate Tax Law in Japan.

Allowance for sales rebates:

To prepare for future sales rebates, the Company records an amount calculated by multiplying the sales rebate rate for the fiscal year by the wholesaler’s inventory amounts or the accounts receivable at the end of the fiscal year.

Retirement and severance benefits:

To prepare for employees’ retirement and severance benefits, the Company makes provisions for an amount based on projected benefit obligation and plan assets at the end of the fiscal year.

Prior service cost is amortized by the straight-line method over a set time period (five years), which is less than the estimated average remaining years of service of the eligible employees when the prior service cost was recognized.

Actuarial gains and loss are recorded when they occur.

Directors’ and auditors’ retirement and severance benefits:

To prepare for directors’ and auditors’ retirement and severance benefits, the Company makes provisions for an amount based on the total benefits required to be paid at the end of the fiscal year in accordance with its internal regulations. This allowance is provided for under Article 43 of the Enforcement Regulations of the Commercial Code of Japan.

6.	The same accounting treatment applied to operating leases is used for financial leases, except for those where the legal title to the underlying property is transferred from the lessor to the lessee.
7.	Tax-excluded method has been applied to consumption taxes.

Change in Accounting Policy

Effective April 1, 2004, the Company has adopted accounting standards for impairment of fixed assets (“Opinion Concerning Establishment of Accounting Standards for Impairment of Fixed Assets” issued by the Business Accounting Council of Japan on August 9, 2002) and “Implementation Guidelines for Accounting Standards for Impairment of Fixed Assets” (Financial Accounting Standards Implementation Guidelines No. 6, issued by the Accounting Standards Board of Japan on October 31, 2003). The effect of this application was to decrease income before income taxes by 15,879 million yen.

In addition, the accumulated impairment losses are directly deducted from the balances of related fixed assets.

Supplemental Information

In line with Practice Report No. 12 “Practical Treatment Concerning Presentation of Pro Forma Standard Taxation Portion of Enterprise Tax in Statements of Income” issued by the Accounting Standards Board of Japan on February 13, 2004, enterprise taxes levied in proportion to added value and capital, amounting to 809 million yen, were recognized as ‘Selling, general and administrative expenses’ effective this period under this report.

PROPOSAL FOR APPROPRIATION OF RETAINED EARNINGS

	(Yen	)
Item	Amount
Unappropriated retained earnings for the fiscal year	81,947,121,793
Transfer from reserve for special depreciation	625,163,800
Transfer from reserve for reduction in fixed assets	80,813,095
Total	82,653,098,688
The total amount to be appropriated is as follows:
Dividends (25.0 yen per share)	10,737,712,725
Bonus to Directors	72,000,000
Bonus to Corporate Auditors	10,800,000
Reserve for special depreciation	831,075,587
Reserve for reduction in fixed assets	5,448,226,012
Unappropriated retained earnings to be carried forward	65,553,284,364

Note: The Company paid interim dividends of 6,442,959,135 yen in total, or 15.0 yen per share, on December 10, 2004.

Translation of a report originally issued in Japanese

REPORT OF INDEPENDENT AUDITORS

May 11, 2005

The Board of Directors

Sankyo Co., Ltd.

Ernst & Young ShinNihon

Yoshimasa Tetsu [seal]

Designated and Engagement Partner

Certified Public Accountant

Masaharu Sugiyama [seal]

Designated and Engagement Partner

Certified Public Accountant

In accordance with Article 19-2, Paragraph 3 of “The Law for Special Exceptions to the Commercial Code Concerning Audits, etc. of Joint Stock Corporations,” we have audited the consolidated balance sheet and the consolidated statement of income of Sankyo Co., Limited (“the Company”) and consolidated subsidiaries applicable to the 151st fiscal year from April 1, 2004 to March 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion. Our audit included procedures applied to the accounts of the Company’s subsidiaries or consolidated subsidiaries as considered necessary.

As a result of our audit, it is our opinion that the consolidated financial statements referred to above properly present the financial position of the Company and consolidated subsidiaries and the results of their operations in accordance with the related laws and regulations and the Articles of Incorporation.

As noted in “Change in Basic Policies for the Preparation of the Consolidated Financial Statements,” effective April 1, 2004, the Company has adopted accounting standards for impairment of fixed assets. We concluded this change as appropriate because accounting standards for impairment of fixed assets became applicable to the consolidated financial statements for this year.

We have no interest in the Company that should be disclosed in compliance with the provisions of the Certified Public Accountants Law.

Translation of a report originally issued in Japanese

AUDIT REPORT REGARDING

CONSOLIDATED FINANCIAL STATEMENTS

We, the Board of Corporate Auditors, have received the report of each corporate auditor regarding his methods and the results of audits with respect to the consolidated financial statements (the consolidated balance sheet and the consolidated statement of income) during the 151st fiscal year from April 1, 2004 to March 31, 2005. Upon consultation, we have prepared this Audit Report as follows:

1.	Outline of Methods of Audit by Corporate Auditors

In accordance with audit policies and the share of audit business determined by the Board of Corporate Auditors, each corporate auditor has heard reports and explanations from Directors and other people and independent auditors, and inspected the consolidated financial statements.

2.	Results of Audit

We consider that the auditing methods and results of the Company’s independent auditors, Ernst & Young ShinNihon, are proper.

May 12, 2005

Board of Corporate Auditors of Sankyo Company, Ltd.

Corporate Auditor (full-time) Kozo Wada

Corporate Auditor (full-time) Masataka Yoshikawa

Corporate Auditor                   Seiichi Ishii

Corporate Auditor                   Kaoru Shimada

Note:

Corporate Auditor (full-time), Kozo Wada, Corporate Auditors, Seiichi Ishii and Kaoru Shimada, are outside corporate auditors as stipulated in Article 18, Paragraph 1 of “The Law for Special Exceptions to the Commercial Code of Japan Concerning Audits, etc., of Joint Stock Corporations.”

Translation of a report originally issued in Japanese

REPORT OF INDEPENDENT AUDITORS

May 11, 2005

The Board of Directors

Sankyo Co., Ltd.

Ernst & Young ShinNihon

Yoshimasa Tetsu [seal]

Designated and Engagement Partner

Certified Public Accountant

Masaharu Sugiyama [seal]

Designated and Engagement Partner

Certified Public Accountant

In accordance with Article 2, Paragraph 1 of “The Law for Special Exceptions to the Commercial Code Concerning Audits, etc. of Joint Stock Corporations,” we have audited the balance sheet, the statement of income, the accounting matters stated in the business report, the proposal for appropriation of retained earnings and the accounting matters stated in the supplementary schedules of Sankyo Co., Limited (“the Company”) applicable to the 151st fiscal year from April 1, 2004 to March 31, 2005. The accounting matters which we have audited in the business report and the supplementary schedules were derived from the accounting books and records of the Company. These financial statements and the supplementary schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the supplementary schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the supplementary schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the supplementary schedules. We believe that our audit provides a reasonable basis for our opinion. Our audit included procedures applied to the accounts of the Company’s subsidiaries as considered necessary.

As a result of our audit, it is our opinion that:

a)	the balance sheet and the statement of income present properly the Company’s financial position and the results of its operations in accordance with the related laws and regulations and the Articles of Incorporation;

As noted in “Change in Accounting Policy,” effective April 1, 2004, the Company has adopted accounting standards for impairment of fixed assets. We concluded this change as appropriate because accounting standards for impairment of fixed assets became applicable to the financial statements for this year.

b)	the accounting matters stated in the business report present properly the Company’s affairs in accordance with the related laws and regulations and the Company’s Articles of Incorporation;

c)	the proposal for appropriation of retained earnings is presented in accordance with the related laws and regulations and the Company’s Articles of Incorporation; and

d)	there is nothing to point out as to the accounting matters stated in the supplementary schedules in accordance with the provisions of the Commercial Code.

We have no interest in the Company that should be disclosed in compliance with the provisions of the Certified Public Accountants Law.

Translation of a report originally issued in Japanese

AUDIT REPORT

We, the Board of Corporate Auditors, have received the report of each corporate auditor regarding his methods and the results of audits with respect to the directors’ performance of their duties during the 151st fiscal year from April 1, 2004 to March 31, 2005. Upon consultation, we have prepared this Audit Report as follows:

1.	Outline of Methods of Audit by Corporate Auditors

In accordance with audit policies and the share of audit business determined by the Board of Corporate Auditors, each corporate auditor has, in addition to attending the meetings of the Board of Directors and other important meetings, heard reports regarding business from Directors or other people, reviewed approved documents and other important documents, and inspected the business and financial situations at the head office and other main offices. We also have requested a business report from the Company’s subsidiaries, and have inspected their business and financial situations as necessary. Further we have heard reports and explanations concerning accounting from independent auditors, and have reviewed the financial statements and their supporting schedules.

With respect to competing transactions by Directors, transactions between Directors and the Company that may cause a conflict of interest, benefit provisions made without consideration by the Company, extraordinary transactions with the Company’s subsidiaries or shareholders, and the Company’s acquisition and disposition of its treasury stock, etc., we, in addition to applying the auditing methods as described above, requested reports from Directors or other relevant people as necessary, and have inspected such alleged transactions in detail.

2.	Results of Audit
(1)	We consider that the auditing methods and results of the Company’s independent auditors, Ernst & Young ShinNihon, are proper.
(2)	We consider that the business report fairly presents the Company’s affairs in accordance with relevant laws and regulations and the Company’s Articles of Incorporation.
(3)	With respect to the proposed appropriation of retained earnings, we have found no items to be pointed out in light of the Company’s financial position and other circumstances.
(4)	The supporting schedules fairly present items to be specified, and we have found no items to be pointed out.
(5)	With respect to the Directors’ performance of their duties, including activities related to the Company’s subsidiaries, we have found no undue transactions and material facts that violate relevant laws and regulations or the Company’s Articles of Incorporation. We also have found no breach of Directors’ duties with respect to competing transactions by any Director, transactions between any Directors and the Company that may cause a conflict of interest, any benefit provision made without consideration by the Company, extraordinary transactions with the Company’s subsidiaries or shareholders, or acquisition and disposition of its treasury stock by the Company, etc.

May 12, 2005

Board of Corporate Auditors of Sankyo Company, Ltd.

Corporate Auditor (full-time) Kozo Wada

Corporate Auditor (full-time) Masataka Yoshikawa

Corporate Auditor                   Seiichi Ishii

Corporate Auditor                   Kaoru Shimada

Note:

Corporate Auditor (full-time), Kozo Wada, Corporate Auditors, Seiichi Ishii and Kaoru Shimada, are outside corporate auditors as stipulated in Article 18, Paragraph 1 of “The Law for Special Exceptions to the Commercial Code of Japan Concerning Audits, etc., of Joint Stock Corporations.”

Important Events for the Corporate Group following Preparation of the Business Report

Management Integration through the Joint Establishment of a Holding Company: DAIICHI SANKYO COMPANY, LIMITED

The Company’s Board of Directors, at its meeting held May 13, 2005, approved the establishment of a Holding Company jointly with Daiichi Pharmaceutical Co., Ltd., on September 28, 2005, and signed the Business Integration Agreement on the same date. Please note that the relevant agenda item for the establishment of the Holding Company will be presented for approval at the 151st Ordinary General Shareholders Meeting to be held on June 29, 2005.

Reference Documents for Exercising Voting Rights

1. Total number of voting rights held by all shareholders	4,288,144

2. Proposals and reference materials

First Agenda Item:	Approval of Proposal for Appropriation of Retained Earnings of the 151st Fiscal Year

Details of this proposal are presented on page 30 of the attached reference materials.

The Company, having taken into consideration numerous factors that include the Company’s future financial outlook, medium-to-long-term financing needs, and financial structure, hopes to distribute profits to shareholders, while at the same time working to maintain and/or enhance retained earnings. The Company will continue to provide stable dividends while taking a flexible and strategic approach to acquiring treasury stock.

Retained earnings are primarily invested in new drug R&D and the globalization of the Group’s sales organization with the objective of boosting corporate value.

Based on this policy, the Company proposes to increase its amount of dividend by ¥10.00 per share, for a total amount of year-end dividend of ¥25.00 per share because of the increase in cash flow owing to the sale of a former factory site in Tanashi and others As the Company paid an interim dividend of ¥15.00 per share on December 1, 2004, the total amount of dividend for the 151st fiscal year will amount to ¥40.00 per share.

Second Agenda Item:	Establishment of a Holding Company by Means of a Share Transfer

1. Reason for the Necessity of the Share Transfer

The Company and Daiichi Pharmaceutical Co., Ltd. have determined to integrate their businesses with the intention of making a leap forward in a new dimension that is beyond the framework of an individual company to further enhance their corporate value and fulfill their mission as leading pharmaceutical companies in Japan continuously in the 21st century in circumstances where globalization and structural change in the business environment of the pharmaceutical industry are in progress.

The purpose of this business integration is to form a Japan based “global pharma-innovator company,” which continuously provides innovative products and services and is independently competitive in the world’s major markets in order to meet the unmet medical needs of patients and healthcare professionals.

For the purpose hereinabove, the Company hereby asks its shareholders to approve establishment of “DAIICHI SANKYO COMPANY, LIMITED” that will wholly own the Company and Daiichi Pharmaceutical Co., Ltd. and the Company will become a wholly owned subsidiary of DAIICHI SANKYO COMPANY, LIMITED, by means of a joint share transfer (kyoudo-kabushiki iten) (the “Share Transfer”), as provided for in Article 364 of the Commercial Code.

The integration of the prescription pharmaceuticals businesses of the Company and Daiichi Pharmaceutical Co., Ltd. under the control of DAIICHI SANKYO COMPANY, LIMITED into DAIICHI SANKYO COMPANY, LIMITED is planned to be in or around April of 2007.

2. Terms of the Share Transfer

(1)	Articles of Incorporation of the Holding Company to be Established

Provisions of the articles of incorporation of DAIICHI SANKYO COMPANY, LIMITED are set forth in the section “Articles of Incorporation of DAIICHI SANKYO COMPANY, LIMITED” (from page 49 to page 54) hereunder.

(2)	Type and Number of Shares to be Issued by the Holding Company to be Established

The type of shares to be issued by DAIICHI SANKYO COMPANY, LIMITED upon the Share Transfer shall be common stock and the number thereof shall be 771,498,064; provided, however, that, as such number of shares is calculated based on the total number of outstanding shares of each Party as of March 31, 2005 (the “ Calculation Date”), if the Company and Daiichi Pharmaceutical Co., Ltd. cancel their treasury shares and if the Company or Daiichi Pharmaceutical Co., Ltd. has newly issued shares of common stock upon exercise of stock subscription rights and stock acquisition rights issued by the Company and Daiichi Pharmaceutical Co., Ltd. respectively, from the day immediately following the Calculation Date to the day immediately preceding the scheduled share transfer date, the number of shares to be issued upon the Share Transfer shall be the sum of (a) and (b) below less fractional shares that are less than one (1) share.

(a)	The total number of outstanding shares of the Company as of the Calculation Date (439,498,765 shares) minus the number of treasury shares that the Company has canceled since the day immediately following the Calculation Date plus the number of shares of common stock of the Company newly issued after the day immediately following the Calculation Date upon exercise of stock acquisition rights issued by the Company.
(b)	The total number of outstanding shares of Daiichi Pharmaceutical Co., Ltd. as of the Calculation Date (286,453,235 shares) minus the number of treasury shares that Daiichi Pharmaceutical Co., Ltd. has canceled since the day immediately following the Calculation Date plus the number of shares of common stock of Daiichi Pharmaceutical Co., Ltd. newly issued after the day immediately following the Calculation Date upon exercise of stock subscription rights and stock acquisition rights issued by Daiichi Pharmaceutical Co., Ltd., multiplied by one point one five nine (1.159).

(3)	Allotment of Shares to the Shareholders of the Company and Daiichi Pharmaceutical Co., Ltd.

Upon the Share Transfer, DAIICHI SANKYO COMPANY, LIMITED shall allot the shares of DAIICHI SANKYO COMPANY, LIMITED to shareholders of the Company and Daiichi Pharmaceutical Co., Ltd. (including beneficial shareholders; the same shall apply hereinafter) whose names appear on the latest register of shareholders (including the register of beneficial shareholders; the same shall apply hereinafter) as of the day immediately preceding the scheduled share transfer date at the ratios set forth below, respectively.

(a)	Shareholders of the Company:

One (1) share of common stock of DAIICHI SANKYO COMPANY, LIMITED to one (1) share of common stock of the Company.

(b)	Shareholders of Daiichi Pharmaceutical Co., Ltd.:

One point one five nine (1.159) shares of common stock of DAIICHI SANKYO COMPANY, LIMITED to one (1) share of common stock of Daiichi Pharmaceutical Co., Ltd.

(4)	Cancellation of Treasury Shares and Treatment of the Stock Subscription Rights and the Stock Acquisition Rights

The Company and Daiichi Pharmaceutical Co., Ltd. shall hold a meeting of the Board of Directors during the period from August 1, 2005 to September 26, 2005, and cancel all of its own treasury shares owned at the time of the meeting. And the Company and Daiichi Pharmaceutical Co., Ltd. shall be individually responsible for terminating all stock subscription rights and stock acquisition rights by September 26, 2005 that the party has issued as of the Execution Date of the Integration Agreement by means of canceling such rights, having the holders waive such rights or taking other appropriate measures. The Company and Daiichi Pharmaceutical Co., Ltd. shall ensure that no stock acquisition rights or other options or rights to acquire shares of the respective parties are outstanding as of the effective date of the Share Transfer. If the Company or Daiichi Pharmaceutical Co., Ltd. pays consideration in order to terminate the stock subscription rights and stock acquisition rights, the amount of such consideration shall not exceed the amount of the value of the stock subscription rights and stock acquisition rights calculated in a reasonable manner.

(5)	Amount of Capital and Capital Reserve of the Holding Company to be established
(a)	Amount of capital

fifty billion yen (JPY 50,000,000,000)

(b)	Amount of capital reserve
(i)	the aggregate amount of existing net assets of the Company and Daiichi Pharmaceutical Co., Ltd. as of the effective date of the Share Transfer less
(ii)	the aggregate amount of capital provided above and the amount to be paid for the Share Transfer provided for in the next Item.

(6)	Amount to Be Paid for the Share Transfer (kabushikiiten koufukin)

Upon the Share Transfer, DAIICHI SANKYO COMPANY, LIMITED shall, within three (3) months after the scheduled share transfer date, make a payment of the amount to be paid for the Share Transfer, as specified below, as a substitute for interim dividends to be paid by each party, to each party’s shareholders and the registered pledgees whose names appear on the latest register of shareholders as of the day immediately preceding the scheduled share transfer date.

(a)	Shareholders and registered pledgees of the Company:

Twenty-five (25) yen per one (1) share of common stock of the Company.

(b)	Shareholders and registered pledgees of Daiichi Pharmaceutical Co., Ltd.

Twenty-five (25) yen per one (1) share of common stock of Daiichi Pharmaceutical Co., Ltd.

(7)	The Scheduled Share Transfer Date

The scheduled share transfer date shall be September 28, 2005, and registration of incorporation of DAIICHI SANKYO COMPANY, LIMITED shall be made on the same day; provided, however, that the Company and Daiichi Pharmaceutical Co., Ltd. may change such date, by consultation between the parties, if necessary for the procedure of the Share Transfer or other reason.

(8)	The Maximum Amount of Dividends to be Made by the Effective Date of the Share Transfer

The Company and Daiichi Pharmaceutical Co., Ltd. may make a payment of dividends, within the limits of the following amounts, to its respective shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2005.

(a)	Shareholders and registered pledgees of the Company:

Twenty-five (25) yen per one (1) share of common stock of the Company, 10,737,712,725 yen in total.

(b)	Shareholders and registered pledgees of Daiichi Pharmaceutical Co., Ltd.:

Twenty-five (25) yen per one (1) share of common stock of Daiichi Pharmaceutical Co., Ltd., 6,710,100,575 yen in total.

(9)    Directors of the Holding Company to be established

Candidates for Directors of DAIICHI SANKYO COMPANY, LIMITED are as follows:

Name (Date of Birth)	Biographical Data and Positions as Representatives of Other Companies	Number of Shares of the Company and Daiichi Pharmaceutical Co., Ltd. Owned
Kiyoshi Morita (March 29, 1939)

April 1962 - Entered Daiichi Pharmaceutical Co., Ltd

April 1988 - General Manager of Medical Sales & Market                      Information Department

April 1991 - General Manager of Marketing & Sales

                    Administration Department

June 1991 - Director

October 1993 - Board Director responsible for Medical Products

June 1995 - Managing Director

June 1997 - Senior Managing Director

June 1999 - President and Representative Director

                    to present

Positions as representative of other companies:

President and Representative Director of Daiichi Pharmaceutical Co., Ltd.

President and Representative Director of Laboratories Daiichi Sanofi-Synthelabo

Executive Vice-President and Representative Director of Sanofi-Synthelabo Daiichi Pharmaceuticals Co., Ltd.

Sankyo Company, Limited 0 shares Daiichi Pharmaceutical Co., Ltd. 24,675 shares
Takashi Shoda (Jun. 21, 1948)

April 1972 - Entered Sankyo Company, Limited

January 1999 - Director, Europe Dept.

June 1999 - General Manager, International Pharmaceutical

                    Division & Director, Europe Dept.

June 2001 - Member of the Board

June 2002 - Managing Director

June 2003 - President and Representative Director

                    to present

Positions as representative of other companies

President and Representative Director of Sankyo Company, Limited

Sankyo Company, Limited 12,000 shares Daiichi Pharmaceutical Co., Ltd. 0 shares

Hiroyuki Nagasako (May 17, 1939)

April 1962 - Entered Daiichi Pharmaceutical Co., Ltd.

April 1988 - General Manager of Corporate Planning &

                     Administration Department

April 1991 - General Manager responsible for Corporate Planning

                     & Administration

June 1991 - Director

June 1993 - Board Director responsible for Corporate Planning &                     Administration, Publishing

June 1995 - Managing Director

June 1999 - Senior Managing Director

June, 2003 - Executive Vice President and Director

                     to present

Positions as representative of other companies

Executive Vice President and Representative Director of Daiichi Pharmaceutical Co., Ltd.

Sankyo Company, Limited 0 shares Daiichi Pharmaceutical Co., Ltd. 13,720 shares
Hideho Kawamura (January 9, 1941)

April 1963 - Entered Sankyo Company, Limited

October 1991 - Director, Corporate Planning Dept.

June 1995 - Member of the Board

July 2000 - Managing Director

June 2001 - Executive Managing Director

June 2002 - Executive Vice President and Representative Director

                    to present

Positions as representative of other companies

Executive Vice President and Representative Director of Sankyo Company, Limited

Sankyo Company, Limited 19,100 shares Daiichi Pharmaceutical Co., Ltd. 0 shares
Yasuhiro Ikegami (December 24, 1939)

April 1962 - Entered Sankyo Company, Limited

September 1994 - Manager, Fukuoka Branch

September 2000 - Director, Marketing Development Dept.

June 2001 - Member of the Board

June 2002 - Executive Managing Director

June 2003 - Executive Vice President and Representative Director

                    to present

Positions as representative of other companies

Executive Vice President and Representative Director of Sankyo Company, Limited

Sankyo Company, Limited 12,200 shares Daiichi Pharmaceutical Co., Ltd. 0 shares
Tsutomu Une (December 11, 1947)

April 1970 - Entered Daiichi Pharmaceutical Co., Ltd.

October 1997 - General Manager of Corporate R&D Planning                          Department

June 1998 - General Manager of Corporate Development &

                    Licensing Department

June, 1999 - Director

October, 1999 - General Manager of Corporate R&D Strategic                           Planning Department

June 2001 - Board Director responsible for Corporate R&D

                    Strategic Planning Department

October 2002 - Managing Director to present

Positions as representative of other companies

President and Representative Director of Daiichi Pharmaceutical (Beijing) Co., Ltd.

Representative Director of Daiichi Pharmaceutical Korea Co., Ltd.

Sankyo Company, Limited 0 shares Daiichi Pharmaceutical Co., Ltd. 3,600 shares

Kunio Nihira (April 6, 1933)

April 1957 - Entered the National Police Agency

June 1989 - Chief of Police Administration, National Police

                    Agency

December 1990 - Tokyo Metropolitan Police Commissioner

June 1999 - Chairman of the Japan Automobile Federation

June 2003 - Member of the Board of Sankyo Company,

                    Limited to present

Sankyo Company, Limited 4,500 shares Daiichi Pharmaceutical Co., Ltd. 0 shares
Yoshifumi Nishikawa (August 3, 1938)

April 1961 - Entered Sumitomo Banking Corporation

June 1986 - Director of Sumitomo Banking Corporation

June 1989 - Managing Director of Sumitomo Banking Corporation

November 1991 - Senior Managing Director of Sumitomo Banking                               Corporation

May 1996 - Vice President of Sumitomo Banking Corporation

June 1997 - President of Sumitomo Banking Corporation

April 2001 - President of Sumitomo Mitsui Banking Corporation                      (present post)

December 2002 - President and Director of Sumitomo Mitsui

Financial Group, Inc. to present

Positions as representative of other companies

President of Sumitomo Mitsui Banking Corporation

President and Director of Sumitomo Mitsui Financial Group, Inc.

Sankyo Company, Limited 0 shares Daiichi Pharmaceutical Co., Ltd. 0 shares
Jotaro Yabe (January 8, 1939)

April 1963 - Entered Fair Trade Commission

June 1991 - Manager of Trade Department

July 1992 - Manager of Economics Department

July 1994 - Manager of Investigation Department

June 1996 - Investigation Commissioner

June 1997 - Secretary General

April 1999 - Professor of Graduate School of Law and Politics of                      Osaka University

April 2004 - Professor of Faculty of Humanities and Social

                  Sciences of Jissen Women’s University to present

Sankyo Company, Limited 0 shares Daiichi Pharmaceutical Co., Ltd. 0 shares
Katsuyuki Sugita (October 13, 1942)

April 1966 - Entered Nihon Kangyo Bank

June 1994 - Director, General Manager, Administration of the

                    Dai-ichi Kangyo Bank Ltd.

June 1997 - President and Representative Director of the Dai-ichi,                     Kangyo Bank Ltd.

September 2000 - President of Mizuho Holdings, Inc

June 2002 - Honorary Advisor of the Mizuho Financial Group, Inc.

June 2003 - Member of the Board of Sankyo Company, Limited

                 to present

Sankyo Company, Limited 1,700 shares Daiichi Pharmaceutical Co., Ltd. 0 shares
Notes 1:	Each of Mr. Kunio Nihira, Mr. Yoshifumi Nishikawa, Mr. Jotaro Yabe and Mr. Katsuyuki Sugita fulfill the requirements to be considered Outside Directors as set forth in Article 188 Section 2 item 7-2 of the Commercial Code.
2:	None of the above candidates have special interest in the Company or Daiichi Pharmaceutical Co., Ltd, or have any plan to have special interest in DAIICHI SANKYO COMPANY, LIMITED.

(10) Corporate Auditors of the Holding Company to be established

Candidates for Corporate Auditors of DAIICHI SANKYO COMPANY, LIMITED are as follows:

Name (Date of Birth)	Biographical Data	Number of Shares of the Company and Daiichi Pharmaceutical Co., Ltd. Owned
Kozo Wada (January 6, 1939)	April 1962 - Entered Sankyo Company, Limited July 1989 - Vice Director, Accounting Department June 1991 - Director, Audit Department June 1998 - Corporate Auditor (full-time) to present	Sankyo Company, Limited 14,871 shares Daiichi Pharmaceutical Co., Ltd. 0 shares
Atsuo Inoue (April 11, 1940)

April 1965 - Entered Daiichi Pharmaceutical Co., Ltd.

April 1991 - General Manager of International Medical Development                     Department

June 1995 - Director

October 1995 - General Manager of Global Medical Planning                          Department

October 1997 - General Manager of International Division

May 1999 - Board Director and General Manager of International                     Division

June 1999 - Managing Director to present

Sankyo Company, Limited 0 shares Daiichi Pharmaceutical Co., Ltd. 13,860 shares
Kaoru Shimada (March 16, 1934)

April 1960 - Entered Faculty of Medicine, The University of Tokyo,                      Dept. of Internal Medicine

April 1972 - Appointed Director of Microbiology, Tokyo Welfare                      Institute Hospital

August 1984 - Appointed Professor for Infectious Diseases, Institute of                         Medical Science, The University of Tokyo

April 1991 - Appointed Director of Research Hospital, The Institute of                     Medical Science, The University of Tokyo

April 1996 - Appointed Director of Tokyo Senbai Hospital

June 2003 - Corporate Auditor of Sankyo Company, Limited

                    to present

Sankyo Company, Limited 2,110 shares Daiichi Pharmaceutical Co., Ltd. 0 shares
Koukei Higuchi (March 14, 1936)

April 1960 - Entered the Tokyo Marine & Fire Insurance Co., Ltd.

June 1989 - Director of the Tokyo Marine & Fire Insurance Co., Ltd.

August 1991 - Managing Director of the Tokyo Marine & Fire                         Insurance Co., Ltd.

June 1995 - Senior Managing Director of the Tokyo Marine & Fire                     Insurance Co., Ltd.

June 1996 - President of the Tokyo Marine & Fire Insurance Co., Ltd.

June, 2001 - Chairman of the Tokyo Marine & Fire Insurance Co., Ltd.

June 2003 - Senior Corporate Advisor of the Tokyo Marine & Fire                     Insurance Co., Ltd. to present

June 2004 - Corporate Auditor of Daiichi Pharmaceutical Co., Ltd.

                    to present

Sankyo Company, Limited 0 shares Daiichi Pharmaceutical Co., Ltd. 0 shares

Note 1:	Each of Mr. Kaoru Shimada and Mr. Koukei Higuchi, who are the candidates for Corporate Auditors are candidates for External Corporate Auditors as set forth in Article 18 Section 1 of the Law for Special Exceptions to the Commercial Code concerning Audit, etc. of Joint-stock Companies.
2:	None of the above candidates have special interest in the Company or Daiichi Pharmaceutical Co., Ltd, or have any plan to have special interest in DAIICHI SANKYO COMPANY, LIMITED.

(11) Remuneration for Directors and Corporate Auditors of the Holding Company to be Established

Taking into account the total amount of remuneration of the Company and Daiichi Pharmaceutical Co., Ltd. and the other various factors, the total amount of remuneration for Directors of DAIICHI SANKYO COMPANY, LIMITED shall be not more than 450,000,000 yen per fiscal year and the total amount of remuneration of Statutory Auditors shall be not more than 120,000,000 yen per fiscal year. The number of directors of DAIICHI SANKYO COMPANY, LIMITED is 10 and the number of corporate auditors is 4 at the time of its establishment. Salaries for directors having duties in the capacity as employees shall not be included in the amount above.

(12)	Matters concerning Election of Accounting Auditor of the Holding Company to be established

A candidate for an Accounting Auditor of DAIICHI SANKYO COMPANY, LIMITED is as follows:

(As of March 31, 2005)

Name	KPMG AZSA & Co.
Office	Principal Office: Tsukuto-cho 1-2, Shinjuku-ku, Tokyo
History

July 1985: Established as Asahi Shinwa & Co.

October 1993: Merged with Inoue Saito Eiwa Audit Corporation (established in April, 1978) and changed its name to Asahi Audit Corp.

January 2004: Merged with KPMG AZSA & Co. (established on February 26, 2003) and changed its name to KPMG AZSA & Co.

Outlines	• 1,753 certified public accountants, 742 assistant certified public accountants and 678 other staffs. • 34 domestic offices • 3,957 auditing companies

(13) Matters concerning Joint Establishment

The Company shall jointly incorporate DAIICHI SANKYO COMPANY, LIMITED that will wholly own the Company together with Daiichi Pharmaceutical Co., Ltd.

Outline of Daiichi Pharmaceutical Co., Ltd. is as follows:

(As of March 31, 2005)

Name	Daiichi Pharmaceutical Co., Ltd.
Principal Office	Nihonbashi 3-14-10, Chuo-ku, Tokyo
Establishment	January 31, 1918
Paid-in Capital	45,246,000,000 JPY
Operations	Manufacture, sale, import and export of pharmaceutical and other products
Representative	President and Representative Director Kiyoshi Morita
Number of Employees	3,779

3. Description of Allotment of Shares as provided for in Article 366 Section 1 Item 2

In connection with the incorporation of DAIICHI SANKYO COMPANY, LIMITED by means of joint share transfer with Daiichi Pharmaceutical Co., Ltd. scheduled for September 28, 2005, the Company resolved to fix as follows the ratio of the number of shares of common stock of DAIICHI SANKYO COMPANY, LIMITED to be allotted to the respective shareholders of the Company and Daiichi Pharmaceutical Co., Ltd. (collectively referred to as the “Parties”) (the “Exchange Ratio”). Each of the Company and Daiichi Pharmaceutical Co., Ltd. shall become wholly-owned subsidiaries of DAIICHI SANKYO COMPANY, LIMITED.

The Company and Daiichi Pharmaceutical Co., Ltd. decided that an independent examination of a fair Exchange Ratio will lead to securing the interests of their respective shareholders and decided to each retain a financial advisor.

The Company retained Nomura Securities Co., Ltd. (“Nomura”) as its financial advisor and requested their analyses and opinion concerning the Exchange Ratio.

In determining the Exchange Ratio, the Company discussed internally from various points of view and considered the advice of Nomura, and taking these into account as a whole, the Company discussed and negotiated the Exchange Ratio with Daiichi Pharmaceutical Co., Ltd. As a result, the Company executed the Memorandum of Understanding (the “Memorandum”) with Daiichi Pharmaceutical Co., Ltd. on February 25, 2005, upon the approval of the Company’s Board of Directors at the meeting of the Board of Directors held on the same day. The Memorandum prescribes that each share of common stock of the Company will be exchanged for one (1) share of common stock of DAIICHI SANKYO COMPANY, LIMITED, and each share of common stock of Daiichi Pharmaceutical Co., Ltd. will be exchanged for one point one five nine (1.159) shares of common stock of DAIICHI SANKYO COMPANY, LIMITED, respectively.

Thereafter, the Company confirmed that no material change had occurred since February 25, 2005 as to the conditions that determined the Exchange Ratio and that accordingly, it was not necessary to revise the Exchange Ratio. Consequently, on May 13, 2005, the Company executed the Business Integration Agreement (Joint Share Transfer Agreement) (the “Agreement”) with prescribing the same Exchange Ratio as the one set forth in the Memorandum, upon the approval of the Company’s Board of Directors at the meeting of the Board of Directors held on the same day.

On May 13, 2005, Nomura delivered to the Company the results of its analyses of the Exchange Ratio, which analyses included market share price analysis, discounted cash flow analysis, comparable companies analysis, contribution analysis, and earnings per share dilution analysis and other methods and delivered to the Company its written opinion that, as of that date, the Exchange Ratio prescribed in the Agreement is fair from a financial point of view to the shareholders of the Company.

(Note)

Daiichi Pharmaceutical Co., Ltd. has received from Merrill Lynch, Japan Securities Co., Ltd, its financial advisor, a written opinion that the Exchange Ratio is fair from a financial point of view to the shareholders of Daiichi Pharmaceutical Co., Ltd.

(Note)    Please note that the written opinion of Nomura was prepared based upon and subject to certain assumptions, considerations and limitations, and the procedures taken and the assumptions, considerations and limitations used by Nomura in its delivery of the written opinion are set forth in the written opinion dated as of May 13, 2005, a copy of which is attached hereto. [Note to US shareholders: A copy of the written opinion of Nomura is also attached to the Form F-4 to be filed with the United States Securities and Exchange Commission by the Company and Daiichi Pharmaceutical Co., Ltd. in connection with the joint share transfer. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The Company’s shareholders are therefore urged to read the written opinion carefully and in its entirety.]

ENGLISH TRANSLATION OF OPINION DELIVERED IN JAPANESE

[Letterhead of Nomura Securities Co., Ltd.]

Personal and Confidential

May 13, 2005

Board of Directors

Sankyo Company, Limited

5-1, Nihonbashi Honcho 3-chome,

Chuo-ku, Tokyo 103-8426

Japan

Members of the Board:

In regards to the joint share transfer of Sankyo Company, Limited (“Sankyo”) and Daiichi Pharmaceutical Co., Ltd. (“Daiichi”) expected to occur on September 28, 2005 (the “Proposed Transaction”), you, Sankyo, have requested us, Nomura Securities Co., Ltd. (“Nomura”), to provide our opinion as to the fairness of the proposed share transfer ratio of common stock (the “Exchange Ratio”) set forth in the proposed draft joint share transfer agreement (the “Draft Agreement”) that is planned to be entered into by and between Sankyo and Daiichi on May 13, 2005.

In the Proposed Transaction, Sankyo and Daiichi will establish a joint holding company (the “Joint Holding Company”) by way of a share transfer and shareholders of each of Sankyo and Daiichi respectively will receive shares in the Joint Holding Company and as a result, Sankyo and Daiichi will each become a wholly-owned subsidiary of the Joint Holding Company.

The Exchange Ratio in the Proposed Transaction will be one share of the Joint Holding Company for each share of Sankyo and 1.159 shares of the Joint Holding Company for each share of Daiichi.

In preparing this opinion, we have, among other things:

(i) reviewed and analyzed financial information, such as financial statements, contained in the annual securities reports and other disclosure materials, of Sankyo and Daiichi respectively;

(ii) reviewed and analyzed revenue and expenditure projections of each of Sankyo and Daiichi for each of the fiscal years ending March 31, 2006 through March 31, 2010 received from Sankyo;

(iii) reviewed and analyzed projections relating to integration synergies for each of the fiscal years ending March 31, 2006 through March 31, 2010 received from Sankyo;

(iv) reviewed and analyzed market share price and market trading activities for shares of both Sankyo common stock and Daiichi common stock;

(v) reviewed and analyzed financial data and market share price comparisons of publicly held companies in businesses comparable to those of Sankyo and Daiichi;

(vi) reviewed a report, dated April 18, 2005, on legal due diligence performed by Mori Hamada & Matsumoto on Daiichi received from Sankyo;

(vii) reviewed a report, dated April 1, 2005, on accounting due diligence performed by Ernst & Young ShinNihon on Daiichi received from Sankyo;

(viii) interviewed the management of Sankyo with respect to the effect of the Proposed Transaction, including the status of the business and financial condition and the future revenue and expenditure projections of Sankyo and Daiichi and their integration synergies;

(ix) reviewed and analyzed the Draft Agreement; and

(x) reviewed and analyzed such other facts received from Sankyo in response to our request or obtained ourselves through our general investigation as we considered appropriate and necessary.

Nomura has acted as financial advisor to Sankyo in connection with the Proposed Transaction and expects to receive from Sankyo a fee for its services, including a fee contingent on the consummation of the Proposed Transaction. In addition, Nomura will also expect to receive from Sankyo reimbursement of certain expenses incurred by Nomura and its affiliates. In rendering this opinion, the waiver and indemnity clauses specified in the agreement between Nomura and Sankyo are applicable. Nomura and its affiliates may have provided in the past and may in the future provide investment banking or other financial services to Sankyo, Daiichi or their affiliates, for which Nomura and its affiliates would expect to receive compensation. In the ordinary course of business, Nomura and its affiliates may from time to time also acquire, hold or sell certain equity, debt and other securities and various types of financial instruments, including derivatives, of Sankyo, Daiichi or their affiliates for Nomura’s own account or Nomura’s clients’ accounts.

This letter is not an expression of an opinion regarding the prices at which the common stock of Sankyo or Daiichi will or should be traded prior to the consummation of the Proposed Transaction or of the value or prices of common stock of the Joint Holding Company to be issued to Sankyo’s shareholders. The opinion expressed herein is provided only for the information of the Board of Directors of Sankyo in connection with its evaluation of the Exchange Ratio. We were not asked to provide, and do not provide herein, any opinion on any of the premises or assumptions upon which the determination of the Exchange Ratio was based or the underlying business decision of Sankyo to proceed with the Proposed Transaction. The opinion set forth in this letter does not constitute a recommendation as to how any holder of shares of Sankyo common stock should vote or act on any matter relating to the Proposed Transaction. Except as otherwise specifically permitted under the agreement between Sankyo and us, the opinion expressed herein may not be disclosed to any other person or used for any purpose other than as originally intended, and Sankyo may not disclose, refer to, transmit or use this letter, in whole or in part, without our prior consent.

We have assumed the accuracy and completeness of all public information reviewed by us and all financial and other information provided to us for purposes of rendering this opinion. We have not verified or assumed any responsibility to independently verify the accuracy or completeness of any such information. In addition, we have not made any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Sankyo, Daiichi or their affiliates, nor have we made any request to a third party for any such appraisal or assessment. With respect to the financial forecasts and other forward-looking information on Sankyo and Daiichi provided to us, we have assumed that such information was reasonably prepared by the managements of Sankyo and Daiichi on a basis reflecting the best currently available estimates and judgments of Sankyo and Daiichi and that the future financial condition of the Joint Holding Company will be consistent with such forecasts. In preparing this opinion, we have relied on these forecasts and related materials without independent verification. We have assumed, without independent verification, that the Proposed Transaction will be carried out lawfully and validly in accordance with the terms set forth in the Draft Agreement and that the Proposed Transaction will not have any accounting or tax consequences different from the assumptions provided to us. In addition, we have assumed, without independent verification, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the contemplated benefits of the Proposed Transaction and that the Proposed Transaction will be consummated in accordance with the terms of the Draft Agreement, without waiver, modification or amendment of any material term or agreement therein. We were not asked to provide, and have not provided, any opinion on any transaction other than the Proposed Transaction or on the relative merits of the Proposed Transaction as compared to any other transaction.

We are under no obligation to Sankyo or its Board of Directors to solicit indications of interest from any third party in connection with the Proposed Transaction, nor did we make any such solicitations.

Our opinion stated in this letter is based on financial, economic, market and other conditions as they exist on the date hereof, and relies upon information available to us as of the date hereof. We had limited involvement in the negotiations in connection with the Draft Agreement or any other matters related to the Proposed Transaction. Although our opinion stated in this letter may be affected by changes in future conditions, we do not assume any responsibility to modify, change or supplement this opinion in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Sankyo common stock.

Nomura Securities Co., Ltd.

4.	Contents of Balance Sheets and Statements of Income as provided for in Article 366 Section 1 from Item 3 through Item 5 of the Commercial Code

The contents of the balance sheet and statement of income of the Company are as described from page 18 to page 29 of the attachment. The balance sheet and statement of income of Daiichi Pharmaceutical Co., Ltd. are as described from page 55 to page 68 hereunder.

5.	Matters Concerning the Resolution of This Agenda

With regard to this agenda, the resolution shall take effect upon the condition that approvals of the general meetings of shareholders of the Company and Daiichi Pharmaceutical Co., Ltd. and approvals of the relevant authorities, as provided for in laws and ordinances, have been obtained. The resolution described in this agenda shall be automatically voided if any significantly material change has occurred or any significantly material issue has been discovered in the financial or business conditions of the Company or Daiichi Pharmaceutical Co., Ltd. or any other material event which will interfere with the Share Transfer has occurred, and the agreement as to the Share Transfer is terminated as a result thereof on or before the day immediately preceding the scheduled share transfer date.

ARTICLES OF INCORPORATION

OF

DAIICHI SANKYO COMPANY, LIMITED

Chapter 1             General Rules

Article 1 (Corporate Name)

The corporate name of the Company shall be Daiichi Sankyo Kabushiki Kaisha and in English DAIICHI SANKYO COMPANY, LIMITED.

Article 2 (Purpose)

The business purposes of the Company shall be as follows:

(1)	Manufacture, sale & purchase and export & import of drugs, quasi-drugs, medical devices such as equipments and instruments, medical supplies, dental materials and sanitary materials, veterinary drugs, cosmetics, agrochemicals, reagents, fragrant materials, dietary supplemental foods and beverages made from vitamins, minerals, enzymes and other materials, nursery foods, food additives, yeasts for bread, seasonings, livestock foods, livestock food additives, chemicals, industrial chemicals, radiopharmaceuticals and other kinds of chemicals;
(2)	Sale & purchase and export & import of foods and daily necessities;
(3)	Sale & purchase and export & import of products relating to those set forth in the foregoing clauses, and other machines and equipments;
(4)	Manufacture and wholesale of alcoholic liquor, refreshing beverage and drinking water;
(5)	Undertaking of test and research concerning safety of chemicals;
(6)	Sale & purchase, lease, management and brokerage of real estate;
(7)	Publishing business;
(8)	Motor vehicle carrier business;
(9)	Casualty insurance agency business and business relating to offering of life insurance;
(10)	Control and management of the business activities of the companies carrying out the businesses set forth in the foregoing clauses by owning the shares of such companies; and
(11)	Any business and investment incidental to or related with the foregoing clauses.

Article 3 (Location of Principal Office)

The principal office of the Company shall be located in Chuo-ku, Tokyo.

Article 4 (Method of Public Notice)

Public notice of the Company shall be inserted in The Nihon Keizai Shinbun.

Chapter 2             Shares

Article 5 (Total Number of Shares)

The total number of shares authorized to be issued by the Company shall be two billion and eight hundred million (2,800,000,000). If shares are retired, the number of such shares shall be decreased.

Article 6 (Acquisition of Treasury Stock)

The Company may purchase treasury stock by resolution of the Board of Directors in accordance with Item 2, Paragraph 1, Article 211-3 of the Commercial Code.

Article 7 (Number of Shares constituting One Unit)

The number of shares constituting one unit of the Company shall be one hundred (100).

Article 8 (Non Issuance of Share Certificates for Shares Less Than One Unit)

The Company shall not issue share certificates for any shares less than one unit (“Shares Less Than One Unit”). Provided, however, that if Share Handling Regulation provides otherwise, this Article shall not be applied.

Article 9 (Additional Purchase of Shares Less Than One Unit)

Shareholders who hold the Shares Less Than One Unit of the Company (including beneficial shareholders. Same shall apply hereinafter.) may request, as set forth in the Share Handling Regulations, the Company to sell the number of shares that will constitute one unit when combined with the Shares Less Than One Unit held by such shareholder.

Article 10 (Transfer Agent)

10.1        The Company shall have a transfer agent for its shares.

10.2        The transfer agent and its business place shall be determined by the resolution of the Board of Directors, and shall be placed for the public notice.

10.3        The register of shareholders and the register of beneficial shareholders of the Company (collectively, “Register of Shareholders, etc.”) and the register of lost-share-certificate shall be maintained at the business place of the transfer agent, and the Company shall have the transfer agent undertake, and the Company shall not undertake, all business relating to shares such as entry of name change of shareholders in the Register of Shareholders, etc., purchase and additional purchase of Shares Less Than One Unit, and procedures for invalidating share certificates.

Article 11 (Share Handling Regulation)

Matters relating to shares such as denominations of share certificates, entry of name change of shareholders in the Register of Shareholders, etc., purchase and additional purchase of Shares Less Than One Unit, and procedures for invalidating share certificates shall be governed by the Share Handling Regulation established by the resolution of the Board of Directors.

Article 12 (Record Date)

12.1        The Company shall deem the shareholders having voting rights who are registered or recorded on the final Register of Shareholders, etc., as of March 31 each year to be the shareholders eligible to exercise voting rights at the Ordinary General Meeting of Shareholders for the accounting period.

12.2        The Company may set a record date by the resolution of the Board of Directors upon giving prior public notice thereof for determination of the shareholders eligible to receive Interim Dividends provided for in Article 39 hereof or for other necessities.

Chapter 3             General Meeting of Shareholders

Article 13 (Convocation)

13.1        The Ordinary General Meeting of Shareholders shall be convened in June every year, and an Extraordinary General Meeting of Shareholders shall be convened at any time as necessary.

13.2        The General Meetings of Shareholders shall be held at the place where the principal office is located or other places in the wards within Tokyo.

Article 14 (Person to Convene and Chairperson)

A President and Representative Director shall convene the General Meeting of Shareholders pursuant to the resolution of the Board of Directors and act as chairperson thereof. If the President and Representative Director is unable to so act, one of the other Representative Directors shall act as chairperson pursuant to the resolution of the Board of Directors.

Article 15 (Exercise of Voting Rights by Proxy)

15.1        Shareholders or their legal representative may appoint another shareholder having voting rights of the Company as their proxy and exercise their voting rights through the proxy. Provided, however, that the number of the proxy shall be limited to one (1).

15.2        In the event of Clause 15.1, the shareholders or the proxy must submit to the Company a document establishing power of representation for each General Meeting of Shareholders.

Article 16 (Method of Resolution)

16.1        Resolutions at the General Meeting of Shareholders shall be adopted by a majority of voting rights of shareholders present, unless otherwise provided by laws and ordinances or by these Articles of Incorporation.

16.2        For the special resolution provided for in Article 343 of the Commercial Code, shareholders representing at least one-third (1/3) of voting rights of all shareholders shall be present, and the special resolution shall be adopted by at least two-thirds (2/3) of the voting rights represented by such shareholders present.

Article 17 (Minutes of General Meeting of Shareholders)

The proceedings of the General Meeting of Shareholders shall be registered or recorded in the minutes with printed name and seal affixed or electronic signature affixed by the chairperson and Directors present, and the minutes shall be maintained at the Company.

Chapter 4             Director and Board of Directors

Article 18 (Number)

The number of Directors shall be fourteen (14) or less.

Article 19 (Election)

19.1        Directors shall be elected at the General Meeting of Shareholders.

19.2        Directors shall be elected by a majority of the voting rights represented by the shareholders present who shall have no less than one-third (1/3) of the voting rights of all shareholders at the General Meeting of Shareholders.

19.3        No cumulative voting shall be used for the resolution of the election of Directors.

Article 20 (Term of Office)

20.1        The term of office of each Director shall expire at the close of the Ordinary General Meeting of Shareholders held for the accounting period last to expire within one (1) year subsequent to his/her assumption of office.

20.2        The term of office of a Director who was appointed for increasing the number of Directors or filling a vacancy of the Director having retired from office before expiration of his/her office shall expire upon the expiration of the term of office of other Directors in service.

Article 21 (Convocation of the Board of Directors)

21.1        A notice to convene the Board of Directors shall be dispatched to each Director and Corporate Auditor at least three (3) days before the meeting date; provided, however, that such period may be shortened in cases of emergency.

21.2        A meeting of the Board of Directors may be held without the procedures of convocation, if consented to by all the Directors and Corporate Auditors.

Article 22 (Method of Resolution)

The resolution of the Board of Directors shall be adopted by majority of votes of Directors present who constitute majority in number of all Directors.

Article 23 (Authority of Board of Directors)

The Board of Directors of the Company shall determine administration of affairs of the Company and supervise the performance of duties by the Directors.

Article 24 (Representative Director and Executive Director)

24.1        Directors to represent the Company shall be appointed by the resolution of the Board of Directors.

24.2        The Board of Directors may appoint Chairman, President, Executive Vice-president, Executive Managing Director and Managing Director.

Article 25 (Minutes of Board of Directors)

An outline of the course of proceedings at each Board of Directors’ meeting and results thereof shall be registered or recorded in the minutes with printed name and seal affixed or electronic signature affixed by Directors and Corporate Auditors present.

Article 26 (Release of Liability of Outside Directors)

The Company may enter into an agreement with an Outside Director for limitation of liabilities for damages due to acts set forth in Item 5, Paragraph 1, Article 266 of the Commercial Code in accordance with the provisions of Paragraph 19, Article 266 of the Commercial Code; provided, however, that the maximum amount of liabilities for damages under such agreement shall be as provided by laws and ordinances.

Article 27 (Regulation of the Board of Directors)

Matters other than those provided in this Chapter shall be governed by the Regulation of the Board of Directors established by the Board of Directors.

Chapter 5             Corporate Auditor and Board of Corporate Auditors

Article 28 (Number)

The number of Corporate Auditors shall be four (4) or less.

Article 29 (Election)

29.1        Corporate Auditors shall be elected at the General Meeting of Shareholders.

29.2        Corporate Auditors shall be elected by a majority of the voting rights represented by the shareholders present who shall have no less than one-third (1/3) of the voting rights of all shareholders at the General Meeting of Shareholders.

Article 30 (Supplemental Corporate Auditor)

30.1        The Company may elect a supplemental Corporate Auditor in advance at the Ordinary General Meeting of Shareholders to prepare for an event where the number of Corporate Auditors falls below the number required by laws and ordinances.

30.2        A supplemental Corporate Auditor shall be elected by a majority of the voting rights represented by the shareholders present who shall have no less than one-third (1/3) of the voting rights of all shareholders at the General Meeting of Shareholders.

30.3        Election of a supplemental Corporate Auditor provided for in Clause 30.1 shall be effective until the opening of the Ordinary General Meeting of Shareholders to be held immediately following such election.

Article 31 (Term of Office)

31.1        The term of office of each Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders held for the accounting period last to expire within four (4) years subsequent to his/her assumption of office.

31.2        The term of office of a Corporate Auditor who was appointed for filling a vacancy of the Corporate Auditor having retired from office before expiration of his/her office shall expire at the time of expiration of the term of office of the retired Corporate Auditor.

31.3        The term of office of a supplemental Corporate Auditor who was appointed in advance as provided for in Clause 30.1 shall expire at the time of expiration of the term of office of the retired Corporate Auditor.

Article 32 (Convocation of the Board of Corporate Auditors)

32.1        A notice to convene the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days before the meeting date; provided, however, that such period may be shortened in cases of emergency.

32.2        A meeting of the Board of Corporate Auditors may be held without the procedures of convocation, if consented to by all the Corporate Auditors.

Article 33 (Method of Resolution)

The resolution of the Board of Corporate Auditors shall be adopted by majority of votes of Corporate Auditors unless otherwise provided by laws and ordinances.

Article 34 (Minutes of Board of Corporate Auditors)

An outline of the course of proceedings at each Board of Corporate Auditors’ meeting and results thereof shall be registered or recorded in the minutes with printed name and seal affixed or electronic signature affixed by Corporate Auditors present.

Article 35 (Full-time Corporate Auditor)

Corporate Auditors shall by mutual agreement appoint Full-time Corporate Auditors from among themselves.

Article 36 (Regulation of Board of Corporate Auditors)

Matters other than those provided in this Chapter shall be governed by the Regulation of Board of Corporate Auditors established by the Board of Corporate Auditors.

Chapter 6             Accounts

Article 37 (Business Year and Settlement of Accounts)

37.1        The business year of the Company shall commence on April 1 every year and end on March 31 of the following year.

37.2        The accounts shall be settled at the final day of each business year.

Article 38 (Dividend)

The dividend shall be paid to shareholders or registered pledgees registered or recorded in the final Register of Shareholders, etc., as of the last day of each business year.

Article 39 (Interim Dividend)

The Company may declare distribution of money (“Interim Dividend”) provided for in Article 293-5 of the Commercial Code by the resolution of the Board of Directors to the shareholders and registered pledgees registered or recorded in the final Register of Shareholders, etc., as of September 30 every year.

Article 40 (Annulment Term)

The Company is exempted from liability for paying dividend and Interim Dividend if the same remains uncollected after three (3) years have elapsed from the first date on which such dividend and Interim Dividend became payable.

Supplemental Provisions

Article 1 (Shares to be Issued upon Incorporation)

1.1        The Company shall be incorporated by way of share transfer pursuant to Article 364 of the Commercial Code.

1.2        The class of shares to be issued upon incorporation of the Company shall be common stock and the number of shares thereof shall be 771,498,064 shares.

1.3        Notwithstanding the immediately preceding paragraph, if Daiichi Pharmaceutical Co., Ltd. (“Daiichi”) and Sankyo Company, Limited (“Sankyo”) cancel their treasury shares respectively and if Daiichi and Sankyo have newly issued shares of common stock respectively upon exercise of stock subscription rights and stock acquisition rights respectively issued by Daiichi and Sankyo, from the day immediately following March 31, 2005 (the “Calculation Date”) to the day immediately preceding the scheduled share transfer date, the number of shares to be issued upon the Share Transfer shall be the sum of Items 1 and 2 below with fractional shares less than one (1) share rounded downwards.

(1)	286,453,235 minus the number of treasury shares that Daiichi has canceled since the day immediately following the Calculation Date plus the number of shares of common stock of

Daiichi newly issued after the day immediately following the Calculation Date upon exercise of stock subscription rights and stock acquisition rights issued by Daiichi, multiplied by one point one five nine (1.159).

(2)	439,498,765 minus the number of treasury shares that Sankyo has canceled since the day immediately following the Calculation Date plus the number of shares of common stock of Sankyo newly issued after the day immediately following the Calculation Date upon exercise of stock acquisition rights issued by Sankyo.

Article 2 (First Business Year)

Notwithstanding the provisions of Clause 37, the first business year of the Company shall commence on the date of incorporation of the Company and end on March 31, 2006.

Article 3 (Term of Office of First Corporate Auditors)

Notwithstanding the provision of Clause 31.1, the term of office of first Corporate Auditors of the Company shall expire at the close of the Ordinary General Meeting of Shareholders held for the accounting period last to expire within one (1) year subsequent to his/her assumption of office.

Daiichi Pharmaceutical Co., Ltd. and Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEET - Assets

(As of March 31, 2005)

(Unit: millions of yen)

ACCOUNT	AMOUNT
ASSETS	546,555

Current Assets:	299,836
Cash and time deposits	16,395
Trade notes and accounts receivable	88,168
Investment securities	107,514
Mortgage-backed securities	20,000
Inventories	40,486
Deferred tax assets	13,826
Other current assets	13,496
Allowance for doubtful accounts	(-)50

Non-current assets:	246,718
Property, plant and equipment:	105,602
Buildings and structures	55,969
Machinery, equipment and vehicles	19,705
Land	17,526
Construction in progress	6,029
Other fixed assets	6,372

Intangible assets:	6,796
Other intangible assets, net	6,796

Investments and other assets:	134,319
Investment securities	105,461
Long-term loans	763
Prepaid pension costs	15,493
Deferred tax assets	3,167
Other assets	9,756
Allowance for doubtful accounts	(-)323

TOTAL ASSETS	546,555

Daiichi Pharmaceutical Co., Ltd. and Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEET – LIABILITIES, MINORITY

INTERESTS AND SHAREHOLDERS’ EQUITY

(As of March 31, 2005)

(Unit: millions of yen)

ACCOUNT	AMOUNT
LIABILITIES	96,409

Current liabilities:	74,339
Trade notes and accounts payable	17,182
Short-term bank loans	18
Income taxes payable	8,401
Allowance for sales returns	448
Allowance for sales discounts	1,421
Accrued expenses and other current liabilities	46,867

Non-current liabilities:	22,070
Long-term debt	5
Deferred tax liabilities	9,791
Accrued retirement and severance costs	4,754
Accrued directors’ retirement and severance costs	2,200
Other non-current liabilities	5,318

MINORITY INTERESTS	1,582
Minority interests	1,582

SHAREHOLDERS’ EQUITY	448,563
Common stock	45,246
Additional paid-in-capital	49,130
Retained earnings	376,144
Net unrealized gain on investment securities	18,215
Foreign currency translation adjustments	(-)1,305
Treasury stock at cost	(-)38,867

TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY	546,555

Daiichi Pharmaceutical Co., Ltd. and Consolidated Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(April 1, 2004 to March 31, 2005)

(Unit: millions of yen)

ACCOUNT		AMOUNT
Ordinary Income and Loss:

Operating income and expenses:
Operating income
Net sales		328,534
Operating expenses		272,470
Cost of sales	100,834
Selling, general and administrative expenses	171,636
Operating income		56,063
Non-operating income and expenses:
Non-operating income		2,795
Interest and dividends receivable	1,474
Other	1,321
Non-operating expenses		1,538
Loss on disposal and write-down of inventories	626
Equity in net losses of affiliated companies	399
Other	511
Ordinary income:		57,320

Extraordinary Gains and Losses:

Extraordinary gains:		16,983
Gain from the return of the substitutional portion of the employees’ pension fund to the government	11,747
Gain from the transfer to the defined contribution pension plan	3,769
Gain on sale of the veterinary and livestock feed products business	800
Gain on sale of land	384
Realized gain on sale of investment securities	283
Extraordinary losses:		9,633
Restructuring charge	7,316
Loss on settlement of an employee pension fund plan	381
Loss on settlement of vitamin-related anti-trust litigations	111
Impairment of investment securities	32
Loss on disposal of fixed assets	1,792

Net income before income taxes and minority interests		64,670
Income tax expense – current		17,357
Income tax expense – deferred		11,486
Minority interests in net losses of subsidiaries		1,348
Net income		37,175

BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Scope of Consolidation

(1)	Consolidated subsidiaries: 31

Principal consolidated subsidiaries:

In Japan

Daiichi Pure Chemicals Co., Ltd.

Daiichi Radioisotope Laboratories, Ltd.

Daiichi Fine Chemical Co., Ltd.

Saitama Daiichi Pharmaceutical Co., Ltd.

Daiichi Suntory Pharma Co., Ltd.

Overseas

Daiichi Pharmaceutical Corporation

Daiichi Medical Research, Inc.

Daiichi Pharmaceutical (Beijing) Co., Ltd.

Daiichi Pharmaceutical (China) Co., Ltd.

For the fiscal year, three newly-established subsidiaries have been added to the scope of consolidation: Daiichi Pharmaceutical Corporation, Daiichi Medical Research, Inc., and Daiichi Pharmatech, Co., Ltd. Also, during the fiscal year, the former corporate name of Daiichi Pharmaceutical Corporation was changed to Daiichi Pharma Holdings, Inc.

(2)	Non-consolidated subsidiaries: 3

During the fiscal year, the Company excluded one newly established subsidiary from the scope of consolidation and thereby increased the number of non-consolidated subsidiaries to three. Non-consolidated subsidiaries are small in size and are not material when measured by the amounts of assets, sales, net income (based on the Company’s ownership percentage), retained earnings (based on the Company’s ownership percentage), and other indicators. They have therefore been excluded from the scope of consolidation.

2. Application of the Equity Method

(1)	Affiliated companies accounted for under the equity method: 2

Names of principal companies:

Aventis Pasteur Daiichi Vaccine Co., Ltd., plus one other company

Since the significance of these affiliates to the consolidated financial statements has increased, they have been included in the scope of companies accounted for under the equity method beginning this fiscal year.

(2)	For the fiscal year, net income (based on the Company’s equity percentage), retained earnings (based on the Company’s equity percentage) and other indicators of the Company’s three non-consolidated subsidiaries and three of its 20%-50% owned affiliated companies are not material or significant to the Company as a whole. Therefore, these companies have not been accounted for under the equity method but, rather, are reported in the Company’s investment accounts under the cost method.

(3)	The equity method of accounting is applied on the basis of the affiliated companies’ fiscal years. One affiliated company has a fiscal year-end date that is different from the Company’s fiscal year-end.

3. Fiscal Year-end of Consolidated Subsidiaries

The fiscal year-end of the following consolidated subsidiaries is December 31: Daiichi Pharmaceutical (China) Co., Ltd.; Daiichi Pharmaceutical (Beijing) Co., Ltd.; Daiichi Asubio Pharmaceuticals, Inc.; Daiichi Asubio Holdings, Inc.; Daiichi Asubio Medical Research Laboratories LLC.

In preparing the consolidated financial statements, the Company uses the financial statements of these companies as of their fiscal year-end. For major intervening transactions that occurred between the fiscal year-end of these companies and March 31, appropriate adjustments have been made in the consolidated financial statements.

4. Summary of Significant Accounting Policies

(1)	Methods of valuation of investment securities

(a)	Held-to-maturity securities: The Company reports held-to-maturity securities at an amortized cost using the straight-line method of amortization.

(b)	Available-for-sale securities
(i)	Securities with quoted market value:

The fair value method based on the quoted market value at the end of fiscal year (Unrealized holding gains/losses are reported in a component of stockholder’s equity, with costs of securities sold being calculated using the moving average method.)

(ii)	Securities with no readily available market value:

Stated at cost based mainly on the moving-average method

(2)	Methods of valuation of Inventories

Inventories are mainly stated at the lower of cost or market, with cost being determined by the average cost method.

(3)	Depreciation and amortization of depreciable assets

(a)	Property, plant and equipment: The Company and its domestic consolidated subsidiaries account for depreciation of property, plant and equipment based on the declining balance method. Certain overseas consolidated subsidiaries account for depreciation of property, plant and equipment under the straight-line method.

(b)	Intangible assets : The Company accounts for amortization under the straight-line method

(4)	Method of Accounting for Significant Allowances

(a)	Allowance for doubtful accounts

The Company covers the risk of credit losses from potential customer defaults by providing this allowance. For normal accounts, the allowance is computed on the basis of the historical default rates. For specific over-due accounts, the allowance is based on individual account-by-account estimates of the amounts that may not be recoverable.

(b)	Allowance for sales returns

To prepare for losses on potential returns of products after fiscal year-end, the Company provides for an amount equal to the sum of gross profits and inventory losses on such returned products, based on its estimates of possible sales returns.

For the fiscal year, the Company’s reversal of sales return provision in the amount of ¥43 million was deducted from cost of sales.

(c)	Allowance for sales discounts

To prepare for future sales discounts, the Company provides for this allowance calculated by multiplying an estimated sales discount percentage for the period by the amounts of accounts receivable from and inventories held by wholesalers at fiscal year-end.

(d)	Accrued retirement and severance costs

To prepare for future payments of employee retirement and severance benefits, the Company provides for an accrual based on estimated projected benefit obligations and plan assets at the end of fiscal year.

Prior service cost is amortized under the straight-line method over a period of 10 years, which is equal to or less than the estimated average remaining years of service of the eligible employees when the prior service cost was incurred.

Actuarial gain and loss are amortized based on the straight-line method, beginning in the fiscal year following the year in which such gain or loss was initially measured, over a period of 10 years, which is equal to or less than the average remaining years of service of the eligible employees when the actuarial gain or loss occurred.

(Supplementary Information)

Accompanying the enactment of the Contribute Benefit Pension Law, the Company received an approval of exemption from the Minister of Health, Labour and Welfare, on January 1, 2005, from the obligation for pension payment liabilities related to past employee service with respect to the substitutional portion of its Employees’ Pension Fund. For the fiscal year, as a result, the Company recognized an extraordinary gain of ¥11,747 million from the return of the substitutional portion of the employees’ pension fund to the government.

In addition, accompanying the enactment of the Defined Contribution Pension Plans Law, the Company and certain of its domestic consolidated subsidiaries transferred a portion of their lump-sum retirement benefit plans to a defined contribution pension plan, which was accounted for under the provisions of “Accounting for Transitions between Retirement Benefit Plans” (Corporate Accounting Guidelines No. 1).

This change in retirement benefit arrangement resulted in an extraordinary gain of ¥3,769 million for the fiscal year.

(e)	Directors’ retirement and severance benefits

To prepare for payments of directors’ retirement and severance benefits, the Company and its domestic consolidated subsidiaries provide for an amount equal to the total benefits that would have been payable at the end of fiscal year, in accordance with the internal guidelines, had all directors resigned voluntarily.

(5)	Accounting for Significant Lease Transactions

Finance lease transactions are accounted for using the same method applied to operating lease transactions, with an exception for those finance leases in which the legal title of the underlying property is transferred from the lessor to the lessee.

(6)	Translation of Significant Assets and Liabilities Denominated in Foreign Currencies into Yen

Receivables and payables denominated in foreign currencies are translated into yen at the exchange rates prevailing at the end of fiscal year, with translation gains or losses currently recognized in earnings. The assets and liabilities of overseas consolidated subsidiaries are translated into yen at the exchange rates prevailing at the balance sheet dates. Income and expenses are translated into yen at the average exchange rates prevailing over the fiscal year, with translation gains or losses recorded in minority interests and foreign currency translation adjustment in the shareholders’ equity section of the balance sheet.

(7)	Significant Hedge Accounting Method

(a)	Hedge accounting method

The Company employs the deferral method of hedge accounting. Forward foreign exchange contracts that meet certain hedge criteria are accounted for as a hedge of underlying assets and liabilities.

(b)	Hedging instruments and hedged items

Hedging Instruments: Forward foreign exchange contracts and other

Hedged Items: Assets denominated in foreign currencies

(c)	Hedge policy

The Company hedges foreign exchange rate fluctuation risks in accordance with its internal policies.

(d)	Method of assessing hedge effectiveness

Based on its internal policies, the Company evaluates the effectiveness of hedges by examining the correlations between its hedging instruments and hedged items as a result of fluctuations of foreign currency exchange rates and confirms the effectiveness of its hedge relationship.

(8)	Consumption Tax Accounting Method

The tax-exclusion method is used to account for the national and local consumption taxes.

5. Valuation Method for Assets and Liabilities Acquired in Business Combinations

All assets and liabilities of an acquired business that becomes a consolidated subsidiary are valued on a full fair value basis without taking into account minority interests’ share in such assets and liabilities.

6. Amortization of Goodwill

Goodwill recorded in the consolidated financial statements is generally amortized on a straight-line basis over a period of five years.

Notes to Consolidated Balance Sheets

1. Figures less than ¥1 million, except per share amounts, have been omitted.

2. Accumulated depreciation of tangible fixed assets                                                                      ¥210,631million

3. Pledged assets and secured liabilities

Assets pledged as collateral and secured liabilities were as follows:

	(Millions of yen)
Pledged assets:
Buildings and structures	426	(426)
Machinery, equipment and vehicles	264	(264)
Land	724	(724)
Other fixed assets	26	(26)

Total	1,441	(1,441)
Secured liabilities:
Short-term bank loans	17	(17)

Figures in parentheses indicate factory foundation mortgaged assets and related secured borrowings that are included in the figures on the left.

4. Guarantees provided on loans	¥3,087 Million

5. Trade export notes receivable discounted	¥78 Million

6. Amounts related to non-consolidated subsidiaries and affiliated companies were as follows:

		(Millions of yen)
Investment securities		87
Other assets (advances)		600

7. Treasury stock	Common stock	18,049,212 shares

Notes to Consolidated Statements of Income

1. Figures less than ¥1 million, except per share amounts, have been omitted.

2. Basic net income per share	¥137.95

3. Total research and development costs	¥58,605 Million

Daiichi Pharmaceutical Co., Ltd.

NON-CONSOLIDATED BALANCE SHEET - ASSETS

(As of March 31, 2005)

(Unit: millions of yen)

ACCOUNTS	AMOUNT
ASSETS	508,932
Current Assets:	269,185
Cash and time deposits	6,455
Trade notes receivable	6,771
Accounts receivable	63,046
Investment securities	107,514
Mortgage – backed securities	20,000
Merchandises and products	19,272
Semi-finished products and work in process	6,066
Raw materials	6,222
Prepaid expenses	187
Deferred tax assets	10,850
Other receivables	4,277
Short-term loans	9,715
Other current assets	8,806

Non-current Assets:	239,747
Property, plant and equipment:	58,133
Buildings and structures	36,357
Machinery and equipment	10,124
Vehicles, transportation, tools, furniture and fixtures	3,137
Land	7,241
Construction in progress	1,273

Intangible assets:	7,915
Patents	2,975
Software	1,873
Other intangible assets	3,065

Investments and other assets:	173,698
Investment securities	104,045
Stock and advances of affiliated companies	61,433
Long-term loans	5,656
Prepaid pension cost	15,385
Other assets	6,524
Allowance for doubtful accounts	(-)676
Allowance reserve for investment losses	(-)18,671

TOTAL ASSETS	508,932

Daiichi Pharmaceutical Co., Ltd.

NON-CONSOLIDATED BALANCE SHEET – LIABILITIES AND SHAREHOLDERS’ EQUITY

(As of March 31, 2005)

(Unit: millions of yen)

ACCOUNT	AMOUNT
LIABILITIES	93,912
Current Liabilities:	79,985
Accounts payable	16,163
Other payable	10,660
Accrued expenses	19,445
Income taxes payable	7,023
Consumption taxes payable	502
Advances receipts	24,320
Allowance for sales returns	448
Allowance for sales discounts	1,421

Non-current liabilities:	13,926
Long-term payables	3,467
Deferred tax liabilities	9,035
Accrued retirement and severance costs	213
Accrued directors’ retirement and severance costs	1,208

SHAREHOLDERS’ EQUITY	415,020
Common stock	45,246

Additional paid-in-capital:	49,130
Capital surplus	48,961
Other capital surplus	169
Gain on reissuance of treasury stock	169

Retained earnings:	341,395
Legally appropriated retained earnings	7,599
Voluntary retained earnings reserve:	309,353
Reserve for reduction in fixed asset (cost basis)	2,591
Special reserve	306,762
Unappropriated retained earnings	24,442

Net unrealized gain on investment securities	18,115

Treasury stock at cost	(-)38,867

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	508,932

Daiichi Pharmaceutical Co., Ltd.

NON-CONSOLIDATED STATEMENT OF INCOME

(April 1, 2004 to March 31, 2005)

(Unit: millions of yen)

ACCOUNT		AMOUNT
Ordinary Income and Loss:

Operating income and expenses:
Operating income
Net sales		259,912
Operating expenses
Cost of sales	82,047
Reversal of provision for sales returns	43
Selling, general and administrative expenses	123,467	205,472
Operating income		54,440
Non-operating income and expenses:
Non-operating income
Interest and dividends receivable	2,024
Other	904	2,928
Non-operating expenses
Loss on disposal and write-down of inventories	384
Provision for allowance for doubtful accounts	297
Other	363	1,046
Ordinary income:		56,322

Extraordinary Gains and Losses:

Extraordinary gains:		15,520
Gain from the return of the substitutional portion of the employees’ pension fund to the government	11,747
Gain from the transfer to the defined contribution pension plan	3,073
Gain on sale of the veterinary and livestock feed products business	679
Realized gain on sale of investment securities	20
Extraordinary losses:		26,978
Provision for allowance for investment losses	18,671
Restructuring charge	7,042
Loss on settlement of vitamin-related anti-trust litigations	111
Impairment of investment securities	28
Loss on disposal of fixed assets	1,124

Net income before income taxes		44,865
Income tax expense – current		15,400
Income tax expense – deferred		10,161
Net income		19,303
Unappropriated retained earnings, beginning of year		9,165
Less interim dividends		4,026
Unappropriated retained earnings, end of year		24,442

SIGNIFICANT ACCOUNTING POLICIES

1. Methods of Valuation of Investment Securities

(1) Held-to-maturity debt securities: Stated at amortized costs (straight-line method)

(2) Stocks of subsidiaries and affiliated companies: Accounted for at moving-average costs

(3) Available-for-sale securities:

1)	With quoted market value: Stated at quoted market value at the balance sheet dates (Unrealized holding gains or losses are reported as a component of shareholders’ equity. Realized gains or losses are computed using the moving-average cost method.)
2)	With no readily available market value: Accounted for at moving-average costs

2. Method of Valuation of Inventories:

Accounted for at the lower of cost or market, with cost being determined under the average cost method.

3. Methods of Depreciation and Amortization:

(1)	Property, plant and equipment: Depreciation is computed using the declining-balance method.

(2)	Intangible assets: Amortization is computed using the straight-line method. Software that is expected to generate future revenues or to contribute to a future cost reduction is amortized over estimated number of years it will be used internally.

4. Methods of Determining Significant Allowances:

(1)	Allowance for Doubtful Accounts:

The Company covers the risk of credit losses from potential customer defaults by providing this allowance. The allowance is estimated on the basis of historical default rates for normal accounts and individual account-by-account evaluation for specific over-due accounts.

(2)	Allowance for Investment Losses:

To cover a potential decline in value of the investments in affiliated companies, the Company provides for an allowance based on the financial condition and future prospects for recovery of the affiliated companies.

(3)	Allowance for Sales Return:

To prepare for losses from potential returns of products after fiscal year-end, the Company provides for an amount equal to the estimated gross profit and inventory losses on sales returns.

(4)	Allowance for Sales Discounts:

To prepare for future sales discounts, the Company provides for an estimated amount of discounts calculated by multiplying the sales discount percentage for the period by the amounts of accounts receivable and the wholesaler’s inventories at the end of fiscal year.

(5)	Accrued Retirement and Severance Costs

To prepare for future payments of retirement and severance benefits, the Company provides for an accrual based on estimated projected benefit obligations and plan assets at the end of fiscal year.

Prior service cost is amortized under the straight-line method over a period of 10 years, which is equal to or less than the estimated average remaining years of service of the eligible employees.

Actuarial gains and losses are amortized based on the straight-line method, beginning in the fiscal year following the year in which such gain or loss was initially measured, over a period of 10 years, which is equal to or less than the average remaining years of service of the eligible employees.

(Supplemental Information)

Accompanying the enactment of the Contributed Benefit Pension Law, the Company received an approval of exemption from the Minister of Health, Labor and Welfare, on January 1, 2005, from the obligation for pension payment liabilities related to past employee service with respect to the substitutional portion of its Employees’ Pension Fund.

For the fiscal year, as a result, the Company recognized this an extraordinary gain of ¥11,747 million from the return of the substitutional portion of the employees’ pension fund to the government.

In addition, accompanying the enactment of the Defined Contribution Pension Plan Laws, the Company transferred a portion of their lump-sum retirement benefit plans to a defined contribution plan, which was accounted for under the provisions of “applied the Accounting Principles for Transitions among Retirement Benefit Plans” (Corporate Accounting Guidelines No. 1).

This change in retirement benefit arrangement resulted in an extraordinary gain of ¥3,073 million for the fiscal year.

(6)	Directors’ Retirement and Severance Benefits

To prepare for payments of directors’ retirement and severance benefits, the Company provides for an amount equal to the total benefits that would have been payable at the end of fiscal year, in accordance with internal guidelines, had all directors resigned voluntarily. This amount is the allowance prescribed by the Article 43 of Enforcement Regulations to the Commercial Code.

5.	Accounting for Significant Lease Transactions

Finance lease transactions are accounted for using the same method applied to operating lease transactions, with an exception for those finance leases in which the legal title of the underlying property is transferred from the lessor to the lessee.

6.	Significant Hedge Accounting Method

(1)	Hedge Accounting Method

The Company employs the deferral method of hedge accounting. Forward foreign exchange contracts that meet certain hedge criteria are accounted for as a hedge of underlying assets and liabilities.

(2)	Hedging Instruments and Hedged Items

Hedging Instruments: Foreign exchange forward contracts and other.

Hedged Items: Assets denominated in foreign currencies.

(3)	Hedge Policy

The Company hedges foreign exchange rate fluctuation risks in accordance with its internal policies.

(4)	Method of Assessing Hedge Effectiveness

Based on its internal policies, the Company evaluates the effectiveness of hedges by examining the correlations between its hedging instruments and hedged items as a result of fluctuations in foreign currency exchange rates and confirms the effectiveness of its hedge relationship.

7.	Accounting for Consumption Tax

The tax-exclusion method is used to account for the national and local consumption taxes.

Notes to Balance Sheet

1.	Figures less than ¥1 million, except per share amounts, have been omitted.

2.	Short-term monetary assets due from affiliated companies:	¥12,672 Million

3.	Non-current monetary assets due from affiliated companies:	¥4,144 Million

4.	Short-term monetary liabilities due to affiliated companies:	¥29,631 Million

5.	Accumulated depreciation of property, plant and equipment	¥135,437 Million

6.	In addition to the property, plant and equipment recorded in the Balance Sheet, there are computers and vehicles which are used pursuant to various lease contracts

7.	Amount of guarantees	¥2,890 Million

8.	Trade export notes receivable discounted	¥78 Million

9.	Treasury stock Common stock	18,049,212 shares

10.	The current status of subscription right plans with regard to new shares, pursuant to Article 280 (19) of the old Commercial Code is as follows:

Date of resolution of General Shareholders Meeting	Class of shares with respect to which subscription rights were granted	Balance subscrip -tion rights	Exercise price	Amount to be recorded as common stock	Exercise period of subscription rights
June 29, 2000	Common shares	570,000	¥2,755	¥1,378	From June 30, 2002 until June 29, 2010
June 28, 2001	Common shares	431,000	¥3,030	¥1,515	From July 10, 2001 until June 28, 2011

11.	Amount of net assets as defined by Article 124 (3) of the Regulations promulgated under the Commercial Code: ¥18,115 Million

Notes to Statement of Income

1.	Figures less than ¥1 million, except per share amounts, have been omitted.
2.	Transactions with subsidiaries
	Sales	¥3,895 Million
	Purchases	¥33,083 Million
	Non-operating transactions	¥158 Million

3.	Net income per share (basic)	¥71.53

4.	Total research and development costs	¥43,886 Million

Third Agenda Item:         Election of Nine (9) Directors

The terms of office of all nine (9) current Directors will end at the close of this Ordinary General Shareholders Meeting.

Accordingly, the Company requests approval for the election of nine (9) directors. Candidates for Director are as follows.

No.	Name Birth Date	Career Summary and Representative Position in Other Company		Number of the Company’s Shares Held	Conflict of Interest
2	Takashi Shoda Jun. 21, 1948	Apr.1972 Jan. 1999 Jun. 1999 Jun. 2001 Jun. 2002 Jun. 2003	Entered the Company Director, Europe Dept. General Manager, International Pharmaceutical Division & Director, Europe Dept. Member of the Board Managing Director President and Representative Director, to the present	12,000	None
2	Hideho Kawamura Jan. 9, 1941	Apr.1963 Oct. 1991 Jun. 1995 Jul. 2000 Jun. 2001 Jun. 2002	Entered the Company Director, Corporate Planning Dept. Member of the Board Managing Director Executive Managing Director Executive Vice President and Representative Director, to the present	19,100	None
3	Yukio Sugimura Jan. 16, 1942	Apr.1966 Sept. 1993 Sept. 1999 Jun. 2001 Jun. 2002 Jun. 2003	Entered the Company Director, Exploratory Chemistry Research Lab. Deputy General Manager, Research Institute, and Director, Research Planning Dept. Member of the Board Executive Managing Director Executive Vice President and Representative Director, to the present	12,208	None

4	Yasuhiro Ikegami Dec. 24, 1939	Apr.1962 Sept. 1994 Sept. 2000 Jun. 2001 Jun. 2002 Jun. 2003	Entered the Company Manager, Fukuoka Branch Director, Marketing Development Dept. Member of the Board Executive Managing Director Executive Vice President and Representative Director, to the present	12,200	None
5	John C. Alexander Dec. 28, 1943	Jun. 1976 Oct. 1991 Aug. 1999 Jan. 2001 Jun. 2003	Entered Bristol-Myers Squibb Company in the United States General Manager, Technology Division of Bristol-Myers Squibb Senior Vice President of G.D. Searle & Company Senior Vice President of Sankyo Pharma Inc. President of Sankyo Pharma Development Division, Sankyo Pharma Inc. Member of the Board of the Company, to the present	0	None
6	Kunio Nihira Apr. 6, 1933	Apr. 1957 Dec. 1990 Jun. 1999 Jun. 2003	Entered the National Police Agency Chief of Police Administration, National Police Agency Tokyo Metropolitan Police Commissioner Chairman of the Japan Automobile Federation Member of the Board	4,500	None
7	Katsuyuki Sugita Oct. 13, 1942	Apr. 1966 Jun. 1997 Sept.2000 Jun. 2002 Jun. 2003	Entered Nihon Kangyo Bank Director of the Dai-ichi Kangyo Bank Ltd., and General Manager, Administration President and Representative Director President of Mizuho Holdings Honorary Advisor of the Mizuho Financial Group, Inc. Member of the Board, to the present	1,700	None

8	Akihiko Ozawa Dec. 23, 1942	Apr. 1966 Jun. 1998 Oct. 2000 Jun. 2002 Jun. 2003 Jun. 2003	Entered Company Vice Director Accounting Dept. Director, Accounting Dept. Member of the Board Retired as a Member of the Board of the Company, became Executive Officer Senior Executive Officer, to the present	9,300	None
9	Akio Ozaki Jan. 8, 1945	Apr. 1968 Apr. 1997 May 1999 Jul. 2001 Jun. 2002 Jun. 2003	Entered Company Vice-Director, Production Dept. General Manager, Osaka Plant Director, (Business Process Reengineering Dept.) Member of the Board Retired as a Member of the Board, became Executive Officer, to the present	7,200	None

Note: Candidates for the position of Director, Messrs. Kunio Nihira and Katsuyuki Sugita, fulfill the requirements to be considered Outside Directors as set forth in Article 188 Section 2 item 7-2 of the Commercial Code.

Fourth Agenda Item:	Payment of Retirement Allowances to Retired Directors

In recognition of the services rendered during their terms of office, the Company proposes the payment of a retirement allowance within a reasonable amount in accordance with existing regulations of the Company to Mr. Tetsuo Takato and Mr. Teruaki Orita, who will retire from their positions as Directors at the conclusion of this Ordinary General Meeting of Shareholders. It is also proposed to leave the determination of the exact amount, time, method, etc. of the payment to a resolution of the Board of Directors to be held hereafter.

The backgrounds of Mr. Takato and Mr. Orita are as follows:

No.	Name	Career Summary
1	Tetsuo Takato	Apr.1954 Jun. 1973 Jun. 1978 Jun. 1982 Jun. 1991 Jun. 1997 Jun. 2000 Jun. 2003

Entered the Company

Director, Secretary of the Board

Member of the Board

Managing Director

Executive Managing Director

Executive Vice President and Representative, Director

President and Representative Director

Chairman of the Board and Representative Director, to the present

2	Teruaki Orita	Apr. 1957 Jul. 1985 Jun. 1994 Jul. 2000 Jun. 2002	Entered the Company Director, General Administration Dept. Member of the Board Managing Director Executive Managing Director, to the present

Fifth Agenda Item:	Amendment of the Amount of Remuneration for Directors and Corporate Auditors

The amount of remuneration for Directors was set at a maximum amount of ¥450 million per annum under a resolution of the 149th Ordinary General Meeting of Shareholders held on June 27, 2003, and the amount of remuneration for Corporate Auditors was set at a maximum amount of ¥110 million per annum under a resolution of the 148th Ordinary General Meeting of Shareholders held on June 27, 2002. In light of the decision of the amount of remuneration for Directors and Corporate Auditors of the joint holding company by the Company and Daiichi Pharmaceutical Co., Ltd., in the above Second Agenda Item, “Establishment of a Holding Company by Means of a Stock Transfer,” the Company proposes that the amount of remuneration for Directors be set at a maximum amount of ¥300 million per annum and the amount of remuneration for Directors be set at a minimum amount of ¥80 million per annum. This agenda item shall become effective on the condition that the Second Agenda Item, “Establishment of a Holding Company by Means of a Stock Transfer” is approved in this Shareholders’ Meeting and becomes effective.

At present, the total number of Directors of the Company is 9, and the total number of Corporate Auditors of the Company is 4.

In addition, following the approval of this agenda item, salaries for directors having duties as employees will no longer be included in the amount of remuneration of directors.

How to Exercise Your Voting Rights via the Internet

Please carefully follow the instructions below to exercise

your voting rights via the Internet.

I. Website for exercising voting rights

1.	You may exercise your voting rights via the Internet only by accessing the website created for this purpose (http://www.evote.jp/) using a PC or a mobile phone (i-mode, EZweb, Vodafone live!) (“i-mode” is a trademark of NTT DoCoMo, “EZweb” is trademark of KDDI Co., Ltd., and “Vodafone live!” is a trademark of the Vodafone Group Plc.)
2.	When exercising your voting rights via PC, please understand that if firewalls, etc., are in place for Internet connections, antivirus software has been installed, or you are using a proxy server, in other words, depending on the Internet environment of your setup, you may not be able to cast your votes via the Internet using the website for this purpose.
3.	When exercising your voting rights using a mobile phone you must be able to use one of the services listed: i-mode, EZweb, or Vodafone live! However, even if you use one of the listed services, for security reasons, you will be able to vote only on mobile terminals that can both process encoded communications (SSL communications) and send such information. Therefore, please understand that you may not be able to use certain mobile terminals to exercise your voting rights.
4.	Internet votes will be accepted until midnight June 28, 2005 Japan standard time, the day prior to the General Shareholders Meeting. However, we ask that you exercise your voting rights as early as possible. If you have questions, please contact the Help Desk as shown below.

II. Procedure for Exercising Your Voting Rights

1.	To vote your shares online, please use the “voting code” and the “temporary password” printed on the enclosed CARD FOR EXERCISE OF VOTING RIGHTS and follow the onscreen instructions to indicate your agreement or disagreement with the proposals.
2.	To prevent unauthorized access to the site by individuals other than shareholders (persons impersonating shareholders) and/or the alteration of votes, please understand that we may request that shareholders change their “temporary password,” complete an electronic verification process (or confirm their mobile phone transmission).
3.	Shareholders will be notified of a new “voting code” every time a General Shareholders Meeting is scheduled. However, the passwords registered by individual shareholders, who have agreed to receive their notice for the convocation of the shareholders’ meeting by e-mail via PC, will remain unchanged. Therefore, please carefully guard your password.

III. Treatment of Multiple Votes

1.	In the event that you exercise your voting rights in duplicate, in writing by mail and via the Internet, the Internet vote shall be deemed effective regardless of timing.
2.	In the case of voting by Internet, you may submit duplicate responses (containing revisions of previous responses), but the last vote cast before the deadline shall be deemed effective. Also, when duplicate votes are cast via PC over the Internet, the last vote cast before the deadline shall be deemed effective.

IV. Costs Related to Accessing the Voting Website

All costs associated with the exercise of voting rights via the Internet (cost of dial-up connections, telephone tolls, etc.) will be borne by voting shareholders. Also, when voting by mobile phone, packet communication fees and other costs entailed in the use of a mobile phone will be borne by shareholders.

V. Method for Receiving the Convocation Notice

For the General Shareholders Meetings to be held next year and in subsequent years, shareholders may elect to receive their convocation notice by e-mail. Shareholders accessing the voting website via PC should complete the registration procedures on the website. (Please note that these procedures cannot be completed via mobile phone and that mobile phone e-mail addresses cannot be submitted for registration purposes.)

For further assistance regarding the system for Internet voting, please contact:

Transfer Agent Department (Help Desk), UFJ Trust Bank Limited

Telephone: 0120-173-027 (toll-free, 9 a.m. to 9 p.m.)